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Filed Pursuant to Rule 424(b)(4)
Registration Statement No. 333-223583

PROSPECTUS

17,500,000 Shares

Evoqua Water Technologies Corp.

Common Stock

        The selling stockholders identified in this prospectus are offering 17,500,000 shares of common stock of Evoqua Water Technologies Corp. We are not selling any shares of common stock in this offering, and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

        Our common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "AQUA." The last reported sale price of our common stock on March 14, 2018 was $22.81 per share.

        The underwriters have an option for a period of 30 days to purchase up to a maximum of 2,625,000 additional shares of our common stock from the selling stockholders.

        We are a "controlled company" within the meaning of the corporate governance standards of the NYSE.

        Investing in our common stock involves risk. See "Risk Factors" beginning on page 23 to read about factors you should consider before buying shares of our common stock.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds, Before Expenses, to the Selling Stockholders

Per Share	$22.00	$0.715	$21.285

Total	$385,000,000.00	$12,512,500.00	$372,487,500.00

(1)
See "Underwriting" for additional information regarding underwriting compensation.

        Delivery of the shares of common stock will be made on or about March 19, 2018.

        Neither the Securities and Exchange Commission ("SEC") nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Morgan	Credit Suisse	RBC Capital Markets

Citigroup	Goldman Sachs & Co. LLC

Morgan Stanley	Baird	Cowen	Raymond James	Stifel	Wells Fargo Securities

The date of this prospectus is March 14, 2018.

evoqua

WATER TECHNOLOGIES

TRANSFORMING WATER. ENRICHING LIFE.

Largest North American provider of critical water treatment solutions

200,000+ installations and 38,000+ customer contracts

4x the service footprint of the nearest competitor

100+ year history serving the global market

        You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us that we have referred to you. Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us that we have referred to you. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations or prospects may have changed since such date.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

i

MARKET AND INDUSTRY DATA

        This prospectus includes estimates regarding market and industry data that we prepared based on our management's knowledge and experience in the markets in which we operate, together with information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. In addition, certain market and industry data has been derived from market research prepared for us by Amane Advisors in 2017, based on 2016 results.

        In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets for our products. Market share data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of market share data. In addition, customer preferences are subject to change. Accordingly, you are cautioned not to place undue reliance on such market share data or any other such estimates. While we believe such information is reliable, neither we nor the underwriters can guarantee the accuracy or completeness of this information, and neither we nor the underwriters have independently verified any third-party information and data from our internal research has not been verified by any independent source. While we believe the estimated market and industry data included in this prospectus are generally reliable, such information, which is derived in part from management's estimates and beliefs, is inherently uncertain and imprecise.

        Projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

CERTAIN TRADEMARKS, TRADE NAMES AND SERVICE MARKS

        This prospectus includes trademarks and service marks owned by us, including "EVOQUA," "BIOMAG," "CAPAC," "CHLOROPAC," "COMAG," "DAVCO," "DEFENDER," "DELTA UV," "ENVIREX," "IONPURE," "JWI," "MEMCOR," "MEMPULSE," "NEXED," "OSEC," "SEACURE," "TRANSFORMING WATER. ENRICHING LIFE.," "WALLACE & TIERNAN," "WATER ONE," "VANOX" and "VORTISAND." This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, endorsement of or sponsorship of us by, these other parties.

BASIS OF PRESENTATION

        On January 15, 2014, Evoqua Water Technologies Corp. (formerly EWT Holdings I Corp.) acquired, through its wholly-owned entities, EWT Holdings II Corp. and EWT Holdings III Corp., all of the outstanding shares of Siemens Water Technologies, a group of legal entity businesses formerly owned by Siemens Aktiengesellschaft ("Siemens"). This acquisition, which we refer to as the "Acquisition," closed on January 15, 2014 and was effective January 16, 2014. The stock purchase price, net of cash received, was approximately $730.6 million. Certain affiliates of AEA Investors LP (collectively, "AEA" or our "Sponsor") currently own 40.6% of our common stock.

        Unless otherwise indicated or the context otherwise requires, all references to "the Company," "Evoqua," "Evoqua Water Technologies Corp.," "EWT Holdings I Corp.," "we," "us," "our" and similar terms refer to Evoqua Water Technologies Corp. and its consolidated subsidiaries.

        Our fiscal year ends on September 30 of each year. References in this prospectus to a fiscal year mean the year in which that fiscal year ends. References in this prospectus to: "fiscal 2015" or "FY 2015" relate to the fiscal year ended September 30, 2015, "fiscal 2016" or "FY 2016" relate to the fiscal year ended September 30, 2016 and "fiscal 2017" or "FY 2017" relate to the fiscal year ended September 30, 2017.

        Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them. In addition, we round certain percentages presented in this prospectus to the nearest whole number. As a result, figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

USE OF NON-GAAP FINANCIAL MEASURES

        This prospectus contains "non-GAAP financial measures," which are financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States, or "GAAP."

        The SEC has adopted rules to regulate the use in filings with the SEC and in other public disclosures of non-GAAP financial measures. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:

  •
  a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

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  a statement disclosing the purposes for which the registrant's management uses the non-GAAP financial measure.

        Specifically, we make use of the non-GAAP financial measure "Adjusted EBITDA" in evaluating our past performance and future prospects. For the definition of Adjusted EBITDA and a reconciliation to net income (loss), its most directly comparable financial measure presented in accordance with GAAP, see footnotes 2 and 3 to the table under the heading "Prospectus Summary—Summary Consolidated Financial and Operating Data."

        Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA, which is not a recognized financial measure under GAAP, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance as follows:

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  to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;

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  in our management incentive compensation which is based in part on components of Adjusted EBITDA;

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  in certain calculations under our senior secured credit facilities, which use components of Adjusted EBITDA;

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  to evaluate the effectiveness of our business strategies;

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  to make budgeting decisions; and

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  to compare our performance against that of other peer companies using similar measures.

        In addition to the above, our chief operating decision maker uses EBITDA of each reportable segment to evaluate the operating performance of such segments. For the definition of EBITDA on a segment basis and a reconciliation to our segment operating profit presented in accordance with GAAP, see our segment results discussed under "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, which is incorporated by reference in this prospectus.

        Adjusted EBITDA has limitations as an analytical tool, and you should not consider it either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations include the following:

  •
  Adjusted EBITDA does not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA does not reflect changes in our working capital needs;

  •
  Adjusted EBITDA does not reflect the significant interest expense, or the amounts necessary to service interest or principal payments on our senior secured credit facilities;

  •
  Adjusted EBITDA does not reflect income tax expense (benefit), and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

  •
  although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any costs of such replacements;

  •
  Adjusted EBITDA does not reflect the noncash component of employee compensation;

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  Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be reflective, on a recurring basis, of our ongoing operations; and

  •
  other companies in our industry may calculate Adjusted EBITDA or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

        We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information.

PROSPECTUS SUMMARY

        This summary highlights selected information included or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and related notes thereto incorporated by reference in this prospectus and the information in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

 Company Overview

        We are a leading provider of mission critical water treatment solutions, offering services, systems and technologies to support our customers' full water lifecycle needs. With over 200,000 installations worldwide, we hold leading positions in the industrial, commercial and municipal water treatment markets in North America. We offer a comprehensive portfolio of differentiated, proprietary technology solutions sold under a number of market-leading and well-established brands. We deliver and maintain these mission critical solutions through the largest service network in North America, assuring our customers continuous uptime with 87 branches which are located no further than a two-hour drive from more than 90% of our customers' sites. We believe that the customer intimacy created through our service network is a significant competitive advantage.

        Our solutions are designed to provide "worry-free water" by ensuring that our customers have access to an uninterrupted quantity and level of quality of water that meets their unique product, process and recycle or reuse specifications. We enable our customers to achieve lower costs through greater uptime, throughput and efficiency in their operations and support their regulatory compliance and environmental sustainability. We have worked to protect water, the environment and our employees for over 100 years. As a result, we have earned a reputation for quality, safety and reliability and are sought out by our customers to solve the full range of their water treatment needs, and maintaining our reputation is critical to the success of our business.

        Our vision "to be the world's first choice in water solutions" and our values of "integrity, customers and performance" foster a corporate culture that is focused on employee enablement, empowerment and accountability, which creates a highly entrepreneurial and dynamic work environment. Our purpose is "Transforming water. Enriching life." We draw from a long legacy of water treatment innovations and industry firsts, supported by more than 1,250 granted or pending patents, which in aggregate are important to our business and solution set. Our core technologies are primarily focused on removing impurities from water, rather than neutralizing them through the addition of chemicals, and we are able to achieve purification levels which are 1,000 times greater than typical drinking water.

        We provide solutions across the entire water cycle. The water cycle begins with "influent" water, which is sourced from oceans, rivers, lakes, as well as other sources. We treat the influent water so that it can be used for a wide variety of industrial, commercial and municipal applications. In industrial applications, influent water, after it is treated, is used as process water for applications, such as microelectronic production, as an ingredient in the production of food and beverage and other goods and in utility applications including boiler feed water, cooling water and steam condensate. Commercial applications for influent water include laboratory testing and aquatic activities, while municipal applications for influent water include treatment to produce safe drinking water and wastewater that is compliant with applicable regulations. After the water is used it is considered "effluent water," and we enable its treatment through the removal of impurities so that it can be discharged safely back into the environment or reused for industrial, commercial or municipal applications. As our solutions span the entire water cycle, we believe we have the most comprehensive and innovative range of solutions in the entire water treatment industry. Our future growth is dependent upon our ability to accretively develop and acquire products, services and solutions, adapt our businesses to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance.

        We have developed a broad set of well-established, unique relationships across a highly diverse customer base. These relationships produce a visible flow of reoccurring business, with approximately 55% of our revenue for fiscal 2017 derived from service, consumables and aftermarket parts that come from our repeat business and backlog. Additionally, approximately 23% of our revenue for fiscal 2017 consisted of capital orders already in backlog at the beginning of fiscal 2017, resulting in significant visibility into over 78% of our overall annual sales for fiscal 2017. In the industrial market we serve over 25,000 customers, including a substantial majority of the industrial companies within the Fortune 500. We partner with our industrial customers through our direct sales and service team, which is organized geographically and by specific end market. In the municipal market we serve over 7,800 U.S. wastewater sites and over 1,800 global drinking water treatment sites, providing solutions that help treat over 40% of the U.S. municipal wastewater sites as of September 30, 2017. Our deep institutional relationships with independent sales representatives across North America, who serve as the primary channel for new municipal water treatment projects, and upon whom we depend to successfully market and sell our products, services and solutions, provide us significant access to new projects up for bid and for servicing our installed base.

        For the fiscal year ended September 30, 2017, we generated 86% of our revenues in North America with a strong and growing international presence and we currently employ approximately 4,000 individuals across eight countries. For the fiscal year ended September 30, 2017, we generated revenue, net income and Adjusted EBITDA of $1.2 billion, $6.4 million and $207.7 million, respectively. For more information on Adjusted EBITDA, including a reconciliation to the most directly comparable GAAP financial measure, see "—Summary Consolidated Financial and Operating Data."

        We serve our customers through three segments: Industrial, Municipal and Products. These segments all draw from the same reservoir of leading technologies, shared manufacturing infrastructure, common business processes and corporate philosophies. Our Industrial Segment provides fully-

integrated systems and service solutions that selectively utilize our comprehensive portfolio of water treatment technologies to satisfy our customers' unique water needs. Our Municipal Segment provides engineered water treatment equipment and solutions based on our proprietary technology and odor and corrosion control services. Our Products Segment sells equipment, based on our broad technology portfolio, which is used as components in integrated solutions specified by water treatment designers and offered by original equipment manufacturers ("OEMs"), engineering firms, integrators and our own Industrial and Municipal Segments.

	Industrial	Municipal	Products
Overview

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Tailored solutions in collaboration with our customers backed by life-cycle services including on-demand water, build-own-operate ("BOO"), recycle / reuse and emergency response service alternatives to improve operational reliability, performance and environmental compliance

		• Delivers solutions, equipment and services to engineering firms, OEMs and municipalities to treat wastewater and purify drinking water	• Highly differentiated and scalable range of products and technologies specified by global water treatment designers, OEMs, engineering firms and integrators
Channel	• Direct sales with market vertical focus	• Independent representative network supported by technical sales team • Direct sales and aftermarket channels	• Direct and indirect sales and aftermarket channels
Key offerings

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Full lifecycle service and solutions for influent, effluent and process water, including on-demand water, BOO, recycle / reuse and emergency response services

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Equipment systems for industrial needs: influent water, boiler feed water, ultrahigh purity, process water, wastewater treatment and recycle / reuse

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Full-scale outsourcing of operations and maintenance

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Wide range of wastewater solutions:

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Ultrafiltration membrane bioreactors

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Advanced biological treatment

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Clarifiers, aerators, screens and dewatering

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Ballasted clarification

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Odor and corrosion control equipment and services

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Ultrafiltration for drinking water

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Retrofit, rehabilitation and aftermarket

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Filtration

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Regenerative media and microsand

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Self-cleaning filters and intake screens

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Disinfection

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Low and medium pressure ultraviolet ("UV")

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Electrochlorination and gas chlorination

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Anode technology

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Electrodeionization

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Analyzers and controllers

Percentage of FY 2017 revenue	52%	22%	26%

        As depicted in the table below, we target attractive global end-markets that utilize water as a critical part of their operations or production processes including pharmaceuticals and health sciences, microelectronics, food and beverage, hydrocarbon and chemical processing, power, general manufacturing, municipal drinking water and wastewater, marine and aquatics end markets. While a decline in general global and economic conditions could adversely affect us, our business is highly diversified across our key attractive and growing end markets presented below, and we believe that no single end market drives the overall results of our business.

• Meets stringent process and wastewater requirements in both research and development and manufacturing as defined by the U.S. Food and Drug Administration standards	• Provides equipment and support for utility water, boiler feed water, cooling water and steam condensate
• Enables next generation of wafer size/geometry with ultra-pure input water and treatment of contaminated wastewater	• Manages water intake screens, boiler feedwater systems (including polishing using continuous electrodeionization) and condensate polishing
• Ensures process / product water complies with regulations for food and beverage production	• Provides full service process water and wastewater treatment services supported by a mobile fleet guaranteeing maximum up-time
• Provides reliably clean drinking water to the largest cities in the world through integrated membrane systems and disinfection products	• Provides solutions and services to the industry for marine growth prevention, biological fouling protection and ballast water treatment
• Develops efficient and reliable waste treatment systems to handle specific geographic needs • Offers comprehensive and customizable odor and corrosion control solutions and services	• Meets the rigorous treatment demands across aquatic applications for leisure facilities, fountains, water features and theme parks

        Industrial.    Our Industrial Segment provides application-specific solutions and full lifecycle services for critical water applications. We focus on treating industrial process water, utility water and wastewater. Industrial process water requires specific purity standards, which are used in making goods in industries such as microelectronics, pharmaceuticals and health sciences and food and beverage, including ingredient water. Industrial utility water is used for critical industrial applications including boiler feed and cooling water. Industrial wastewater is effluent water discharged from plants or facilities which is treated before it is returned to the environment or recycled or reused within the water cycle. Our operations across the water cycle are complex and, if conducted improperly, may result in potential costs and liabilities, including as a result of environmental damage. Our comprehensive solutions are comprised of capital systems and related recurring aftermarket services, parts and consumables, along with long-term and short-term service contracts and emergency services. Our comprehensive capabilities range from discrete offerings to the provision of highly complex, fully integrated solutions. We are able to leverage our broad range of products and technologies to deliver a tailored solution that best addresses a specific customer's needs, including a growing portfolio of smart water technologies encompassed in our Water One platform. Key capital and related aftermarket service and product offerings include filtration, reverse osmosis, ion exchange and continuous deionization. As a result of our speed, capabilities and experience, we are a trusted partner to 25,000 industrial customers, including a substantial majority of Fortune 500 industrial companies. As water is a critical component in many industrial production processes, unavailability of proper water purity, specification or quality can lead to significant constraints, downtime and increased operating costs.

        The cost of an installation can range from a few thousand dollars to a few million dollars and often presents an ongoing service and aftermarket revenue opportunity that can reach or exceed the original project cost. The service and aftermarket sales component is supported by our broad application and process expertise and the largest integrated industrial service network in North America, based on management's estimate. Our network is comprised of certified technicians and the largest fleet of mobile reverse osmosis and deionization water treatment systems in North America based on management's estimate, and enables us to provide a complete range of services spanning from regular maintenance and emergency support to our unique Water One platform. Water One provides remote monitoring capabilities which enable us to optimize our routine service calls through predictive analytics and provide customers a more predictable, cost-efficient water solution. We offer services which include water on-demand, mobile solutions and smart water systems that leverage our extensive branch network, technical personnel and technology portfolio.

        We market our Industrial offerings through our direct sales force, which is organized by market vertical and is complemented by an inside sales force, field sales engineers and a growing e-commerce platform.

        Municipal.    Our Municipal Segment leverages its proven application expertise to provide engineered solutions and equipment for the treatment of wastewater, purification of drinking water and odor and corrosion control for municipalities. Our portfolio of solutions includes ultrafiltration systems, advanced biological treatment, clarifiers, aerators, odor and corrosion control services, equipment for new municipal plant builds and retrofit, rehabilitation and aftermarket parts and services for our extensive installed base. We have provided solutions across a large municipal installed base with capacities ranging from 25,000 gallons per day to over 100 million gallons per day. Our operations are focused within the U.S. market, with a presence in the United Kingdom, Australia, Canada and Singapore.

        We maintain a comprehensive municipal representative network that broadly covers the United States, providing us with a differentiated ability to influence specifications and the basis of design for new treatment facilities. We also maintain relationships with engineering firms, operators and other key influencers through our direct technical sales force to drive adoption of our offerings.

        Products.    Our Products Segment sells differentiated technologies to a diverse set of water treatment system specifiers, integrators and end users globally. Our offerings are highlighted by our filtration and disinfection, electrodeionization and electrochlorination technologies, separation technologies and anodes offerings. Our filtration and disinfection offerings include our Defender line of products, which is a regenerative media filtration leader in the commercial aquatics market. Our IONPURE electrodeionization solutions allow customers to achieve ultrahigh purity water without the use of chemicals in the treatment process. Our electrochlorination products provide extensive water treatment solutions for the maritime, oil and gas and power markets. We also have extensive capabilities in anode technologies, cathodic protection, solid and liquid separation technologies and various aftermarket parts, consumables and accessories. All of our offerings are highly scalable and designed to meet current and future water treatment needs, with a focus on generating repeat business from our customers. We generally service the equipment we provide our customers; however, their failure to properly use, safeguard or maintain their equipment or product defects or unanticipated use of our products could result in liability to us.

        Our portfolio of technologies and products are sold either as discrete offerings or as components of broader Evoqua solutions through our Industrial and Municipal Segments. Our Products Segment also sells externally to a customer base comprised of globally located OEMs, integrators, regional distributors, customers, regional engineering firms and various other end users that we reach through multiple established sales and aftermarket channels.

Our Industry

        We estimate the global water and wastewater market to represent more than $600 billion in total revenue and include both capital and operating expenditures for the treatment and transportation of water by industrial, municipal, commercial and residential end users. Within the global water and wastewater market, we estimate our addressable market, comprised of equipment, consumables, aftermarket parts and operations-related and maintenance-related services for the treatment of water for industrial, commercial and municipal end users, to represent over $85 billion in total revenue. Our addressable market is further refined to include our served market, which is currently focused on the North American region, and totals approximately $10 billion in total revenue according to Amane Advisors. As compared to our larger addressable market, our served market excludes sectors that would require meaningful growth investment on our part to capture new customers or market opportunities. The following diagram illustrates the breakdown of total revenue in our total market and our addressable global market:

Source: Management estimates, Amane Advisors.

(1)
Evoqua does not provide engineering, procurement and construction ("EPC") services, but does sell products and solutions to EPC firms.

        While a decline in general global economic and business conditions may adversely affect demand for our products, services and solutions, we believe the global water market will continue to experience growth, supported by a variety of anticipated secular trends that will drive demand for water across a multitude of industrial, commercial and municipal applications. These secular trends include global population growth, urbanization, industrialization and overall economic growth. In addition, the supply of clean water could be adversely impacted by factors including an aging water infrastructure within North America and increased levels of water stress from seasonal rainfall, inadequate water storage options or treatment technologies. More specific to our business, water is a critical component and byproduct of many processes, including in manufacturing and product development. As such, as global consumption patterns evolve and water shortages persist, demand for equipment and services will continue to increase. We estimate the global water market is expected to grow in total revenue by approximately 3% annually from 2017 to 2020, although such growth may not be concentrated in the markets that we serve or may be otherwise affected by global or regional economic conditions.

        We hold the number one position, with approximately 11% market share, in the highly fragmented North American water treatment market we serve, based on fiscal 2016 revenue, according to Amane Advisors. Our approximately 11% market share is over 1.5 times that of our nearest competitor across the combined industrial, commercial and municipal market verticals, according to Amane Advisors. As a result of the complex route to market and diverse set of customers, most market participants are niche-offering focused, with a majority of the broader market served by a large number of small, regional providers. More specifically, according to Amane Advisors, the top five market participants comprised approximately 30% of the North American market share in 2016 with a significant tail of smaller, regionally focused competitors. Our leading positions in our market verticals have been cultivated by our suite of differentiated solutions and our comprehensive service network, which had over four times as many locations as our closest competitor at September 30, 2017. Despite our leading positions in the individual market verticals where we participate, our market share did not exceed 25% in any single market vertical in which we participated during fiscal 2016. We must continue to maintain and improve our competitive position, which requires focus on product performance, application expertise and compliance with environmental and regulatory requirements.

        We serve three primary market verticals: (i) industrial, (ii) commercial and (iii) municipal. Industrial and commercial customers vary in size, scope and the complexity of their water treatment needs and include small manufacturing clients with a single facility, large commercial waterparks and multinational corporations with a significant global footprint. The municipal market consists of potable water and wastewater treatment solutions that are sold to municipalities and private companies operating under a concession agreement to own and operate treatment facilities on behalf of municipalities. We serve each market with a full range of solutions, services, technologies and aftermarket offerings.

        Industrial and commercial markets.    The served North America industrial and commercial markets represent an approximately $6 billion revenue opportunity, according to Amane Advisors. Our served North America industrial and commercial water markets consist of industrial process water, industrial utility and wastewater and commercial aquatics. Industrial process water includes the treatment of an influent water source prior to its direct use within a specific industrial application such as an ingredient in the development of a product. Industrial customers rely on specific purity standards for process water with purity needs that range from a small volume of water requiring minimal treatment to ultrapure water that support advanced manufacturing processes and are derived from highly advanced water treatment systems. Industrial utility water treatment includes solutions to remove contaminants before water is utilized to support an industrial process such as boiler feed water. Wastewater is then treated before it is either discharged to a municipal wastewater system or discharged directly to the environment or reused within the facility. Commercial aquatics include the filtration and disinfection of water within large commercial applications including pools and water parks.

        The industrial market is comprised of direct end market distribution channels. The commercial market includes a variety of routes to market including direct and third-party channel relationships.

        Municipal market.    There were more than 19,500 municipalities in the United States as of 2012, according to the United States Census Bureau. Together, these municipalities provided drinking and wastewater services to over 282 million people in 2016, according to the United States Environmental Protection Agency (the "U.S. EPA"). According to Amane Advisors, our served municipal market in North America is estimated to be approximately $4 billion in total revenue. The criticality of water has also increased due to heightened safety standards, stricter environmental regulation and aging infrastructure. The municipal market is comprised of a wide range of drinking and wastewater treatment facilities. Key market participants include engineering firms and EPC companies that drive plant design and specifications, along with local municipal sales representatives.

Our Strengths

        Number one market position in North America offering comprehensive, mission-critical lifecycle water treatment solutions.    According to Amane Advisors, we are the leader in the highly fragmented approximately $10 billion North American served water treatment market across industrial, commercial and municipal process and wastewater treatment, based on our fiscal 2016 revenue. We have a global installed base that exceeds 200,000 installations and supports the full breadth of our water lifecycle solutions including application specific treatment equipment, aftermarket parts, consumables and routine or emergency service. Our approximately 11% market share in the North American water treatment market is nearly 1.5 times that of our closest competitor according to Amane Advisors, and yet we still enjoy room for growth given the highly fragmented nature of the market made up predominately of smaller, local companies. According to Amane Advisors, we operate in a highly competitive but fragmented industry, with the top five companies in our industry representing approximately 30% of the market. Our growth is supported by our global manufacturing capabilities, differentiated channels to market and deep technology reservoir.

        We believe our market position is derived from our ability to provide holistic water solutions as compared to our competitors who lack both the breadth of our product and technology portfolio and our extensive North American service network. We have a vast array of products and systems with the expertise to adapt core technologies to meet specific customer needs, particularly within the industrial space. Additionally, we are able to offer our clients a full outsourced water experience with guaranteed water quality and quantity through a full suite of mobile technologies, including our national fleet of over 700 mobile treatment assets as of December 31, 2017.

        Positioned to capitalize on favorable industry growth dynamics and benefit from diverse end-market exposure.    While a decline in general global economic and business conditions may adversely affect demand for our products, services and solutions, water treatment is an essential, non-discretionary market that is growing in importance as access to clean water has become an international priority. A number of global, long-term secular trends underpin anticipated industry growth dynamics and have resulted in increasingly stringent effluent regulations along with a growing demand for cleaner and sustainable waste streams for reuse. These trends include the growing global population, increasing levels of urbanization and continued global economic growth. We have seen these trends manifest themselves within our various end markets creating multiple avenues of growth, but we are unable to predict the impact of potential countervailing considerations. For example, within the industrial market, water is an integral component in the production of a wide range of goods spanning from consumer electronics to automobiles. Additionally, recent events such as the crisis in Flint, Michigan have renewed focus on clean drinking water in the United States, which, combined with a historical increases in infrastructure investment, translates to growing demand for our solutions and services in the municipal market. Furthermore, our long-standing reputation among engineering firms and independent sales representatives positions us to benefit from increased municipal demand, particularly as water treatment plants are upgraded and expanded.

        Given the wide use and importance of water, we enjoy low concentration within our end markets, with no single market vertical comprising over 17% of our revenue and no single customer comprising over 2% of our revenue for the fiscal year ended September 30, 2017. As a result, we believe our business is diversified and insulated from dislocations in specific market verticals. We estimate our end markets are growing at a weighted average of approximately 3% per annum. Further, we believe many of our end markets represents significant market opportunities because they are highly fragmented and not yet fully penetrated.

        Unparalleled channels to market and service network to support our diversified, blue-chip customer base.    With over four times as many branches as our next largest competitor based on management's estimates and analysis, our 87 service branches are located within a two-hour drive of more than 90% of our more than 25,000 industrial customer sites in North America. Across our global service branches, we have nearly 600 sales and support personnel and 800 field technicians. We believe our direct sales force is important to our customers. Most of our sales personnel are assigned to specific end markets and possess extensive application-specific knowledge, allowing us to provide customized and fully integrated solutions leading to a unique level of intimacy with our end users. Our continued success depends on our ability to retain or attract skilled technical, engineering, sales and other key personnel, for whom competition is intense, both in retaining our existing employees and in replacing or finding additional employees. We complement our sales approach with our Global Corporate Accounts Management team, which we use to drive greater penetration across our extensive portfolio of large blue-chip customers and engineering firms. The efforts of our sales force are further enhanced by the ongoing dialogue and interactions our field technicians have with customers, which provides us real-time feedback and serve as a source of leads on new sales opportunities. We also have a growing global product network that provides us access to commercial opportunities beyond our installed base and core geographic regions. Overall, we believe that our channels to market play a key role in our success in our core market while also allowing us to rapidly commercialize new technologies as well as scale tuck-in acquisitions. Further, our customer base consists of over 38,000 customers including a substantial majority of the industrial companies within the Fortune 500 and spans a wide array of end-markets. We face low customer concentration, with no single customer accounting for over 2% of our revenue for the fiscal year ended September 30, 2017.

        Iconic brands supported by leading proprietary and differentiated technologies.    We believe our brands are known across the water treatment marketplace for innovation, quality, customer service, safety and reliability. Our customers' familiarity with our brands enhances our sales capabilities and allows us to more effectively engage existing and new customers. Our reputation depends on our ability to provide our industry-leading water treatment solution offering, and we have a number of patent-protected cornerstone technologies that support our business. Leveraging these technologies allows us to offer solutions across the entire spectrum of the water treatment lifecycle. Our innovation process is supported through six global research, development and engineering ("RD&E") facilities, along with partnerships spanning leading universities research centers and other outside agencies. Our internal RD&E framework, the Evoqua Innovation Process, is fully deployed and uses a stage-gate approach to identifying, prioritizing and implementing innovation projects across the organization.

        Our innovation platform has generated an extensive portfolio of intellectual property with more than 1,250 granted or pending patents. Our core and established technologies include electrodeionization and advanced oxidation, which allow for chemical free ultra-high purity water solutions; Water One, which leverages advanced sensing and analytics to provide water on demand, remote condition monitoring and predictive maintenance; and mobile treatment services, which provide expedited services in emergency situations. Our newly developed and acquired technologies include our recently acquired Defender line of regenerative media filtration, which is a leader in commercial aquatics filtration; BioMag and CoMag, which address the need for capital-light solutions to increase throughput within municipal treatment facilities; and SeaCURE, which treats ballast water in order to actively remove, kill or inactivate organisms before discharge. We must continue to develop and acquire new products, services and solutions to meet the demands of our customers and compete in our markets. Our current pipeline of technologies in development includes biological wastewater diffused aeration, on-site electrolytic chlorination and electrochemical desalination, which are designed to help lower customer costs and expand our market reach.

        Stable, recurring flow of business with a large installed base drives superior topline visibility.    We had high visibility into approximately 80% of our overall revenue at the beginning of fiscal 2017. Approximately 55% of our revenue for fiscal 2017 was related to service, consumables and aftermarket parts that come from our repeat business and backlog. A portion of this revenue is covered by annual and multi-year industrial contracts that had a 99% and 98% renewal rate in fiscal 2016 and 2017, respectively. We generate service and aftermarket revenue from a wide range of activities, including the regular delivery and installation of consumable ion-exchange replacement bottles across 25,000 industrial customer sites and the regular replacement of approximately 400,000 ultra-filtration membranes installed across 1,800 locations on 4-6 year cycles as of December 31, 2017. In particular, more than 80% of Industrial customers who purchased capital equipment during the two fiscal years ended September 30, 2016 and 2017 have also purchased services and/or aftermarket products over the past three years. Approximately 23% of our revenue for fiscal 2017 consisted of capital orders already contracted in backlog. The remaining approximately 22% of revenue for the fiscal year ended September 30, 2017 represented book-to-bill projects, which we typically win and convert to revenue within the same fiscal year. For our capital related sales, we selectively focus on projects that we believe have the potential to produce continuing service, aftermarket and consumables sales. We believe the visibility and predictability we experience with our revenue enhances our ability to consistently drive profitability.

        Well invested manufacturing and service footprint provides operating leverage and supports our growth.    We believe our manufacturing, service and sales functions are capable of supporting our long-term growth targets. Our manufacturing base is currently operating at approximately 40% of its maximum capacity levels at December 31, 2017, creating an opportunity for volume and margin expansion without significant new capital investments. This dynamic also enhances our ability to absorb new acquisitions into our existing operations, though we may not be able to successfully identify, integrate or compete for acquisition targets. We have also identified and are pursuing several operational improvement campaigns including Evoqua Procurement ("ePro") and LEAN, our supply chain excellence initiative that centralizes and standardizes purchasing across the organization. These initiatives, combined with low levels of maintenance capital expenditures and efficient working capital management, create flexibility to deploy cash flow for accretive investments.

        Experienced management team with proven operational capabilities that has made Evoqua an employer of choice.    We are highly dependent on our leadership team, which consists of industry veterans with a track record of executing effective strategies and achieving profitable growth. Ron Keating, our CEO, is a highly experienced executive with a strategic, commercial and operational background developed in senior roles, where he reshaped organizations and corporate portfolios for growth. Ben Stas, our CFO, has held a variety of senior financial and business roles in the capital goods sector. Our leadership developed and deployed standard operating processes under the Evoqua Growth System that repositioned the business and improved margins through operational programs and standards such as LEAN operating systems, service growth and ePro, among others. These programs, combined with our newly implemented sales methodology, Evoqua EDGE, have improved our free cash flow profile and growth prospects. Our management team has also expanded our operations to new target markets and geographies and has demonstrated successful acquisition and integration capabilities. Our success depends to a significant extent on our ability to retain or attract employees in senior management, skilled technical, engineering, sales and other key personnel.

        After the Acquisition, we began a transformation of our business into a global organization with an independent, professional management team. We believe our transformation has made us into a premier partner and employer in our industry, resulting in differentiated capabilities and talent within our organization. We have instilled an entrepreneurial environment where employees believe in the mission and leverage the collective intellect and expertise of service technicians and engineers. To develop a safety focused culture, we have invested heavily in our environmental, health and safety ("EH&S") program, which is committed to providing employees with a safe and healthy workplace while protecting our shared environment. We are a "controlled company" within the meaning of the corporate governance standards of the NYSE. See "Risks Factors—Risks Relating to our Common Stock and this Offering—We are a "controlled company" within the meaning of the corporate governance standards of the NYSE and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements."

Our Growth Strategy

        The key elements of our strategy include:

        Grow and further penetrate our existing customer base.    We believe our strong brands, leading position in highly fragmented markets, scalable and global offerings, leading installed base and unique ability to provide complete treatment solutions will enable us to capture a larger share of our existing customers' water treatment spend while expanding with existing and new customers into adjacent end-markets and underpenetrated regions, including by investing in our sales force and cross-selling to existing customers. Despite having the leading market share in the North American water treatment market, our share does not exceed 25% in any single market vertical according to Amane Advisors. Furthermore, our share of any given customer's water treatment related spend is often limited to select regions, thereby creating a significant opportunity to further penetrate existing customer accounts by offering additional solutions and serving more sites, both in current and new geographic regions. Our growth initiatives include both expanding our presence in our core North American market as well as replicating our leading position and strategies into underpenetrated global regions. For example, through innovative technologies such as IONPURE continuous electrodeionization and Defender aquatic regenerative media filtration systems, we have expanded our positions in markets such as Asia and the Middle East.

        In order to maintain and enhance our customer relationships, we intend to continue to invest in our sales force. Since fiscal 2014 we have increased the proportion of customer facing employees by approximately 25%, developed a best-in-class training program, restructured our customer relationship management system and realigned our compensation packages. Sales of our products, services and solutions to some of our customers are also accomplished, in part, through the efforts of third-party sales representatives. Through direct sales efforts, outreach and education, we plan to continue to enhance our relationships and enable further adoption of our products, technologies and solutions by end customers and key influencers, including municipal representatives, engineering firms, designers and other system specifiers. Our performance depends, in part, on our ability to attract, incentivize and retain third-party sales representatives that will be able to market and support our products effectively, and competition for sales personnel with established customer relationships is intense.

        Continued transition of our customers to a higher value-add service-based business model.    Our goal is to provide "worry-free water" by combining our products and technologies with extensive service and distribution capabilities. We selectively target high value projects with opportunities for recurring business through service, parts and other aftermarket opportunities over the lifecycle of the process or capital equipment. In particular, we have developed a pipeline of smart, internet-connected monitoring technologies through the deployment of our Water One smart water platform that provides us with an increasing ability to handle our customers' complete water needs through on-demand water management, predictive maintenance and service response planning. Water One also enables us to transition our customers to more accurate pricing models based on usage, which otherwise would not have been possible without technological advancement. We estimate that approximately 1.9% of our industrial customers utilized our Water One technology in fiscal 2017. Our technology solutions provide customers with increased stability and predictability in water-related costs, while enabling us to optimize our service route network and on demand offerings through predictive analytics, which we believe will result in market share gains, improved service levels, increased barriers to entry and reduced costs. Our future growth depends, in part, on our ability to develop or acquire new products, services and solutions, identify emerging technological trends in our target end markets and maintain the integrity of our information technology systems.

        Drive margin expansion and cash flow improvements through continued focus on operational excellence and execution.    Since fiscal 2014, we have realigned our organizational structure, achieved significant cost savings through operational efficiencies and revitalized our culture, which has energized our workforce and reduced employee turnover. This organizational realignment transformed our business into a streamlined organization focused on improved accountability, responsiveness and resulted in an overall lower cost structure. We have identified and are pursuing a number of discrete initiatives which, if successful, we expect could result in additional cost savings over the next three years. These initiatives include our ePro and supply chain improvement program to consolidate and manage global spending, our improved logistics and transportation management program, further optimizing our engineering cost structure, capturing benefits of our Water One remote system monitoring and data analytics offerings. Furthermore, as a result of significant investments we have made in our footprint and facilities, we believe have capacity to support our planned growth without commensurate increases in fixed costs.

        Commercialize and drive adoption of nascent and newly acquired technologies by leveraging our sales channels and application expertise.    We offer a full range of services, systems and technologies that we continually develop to meet our customers' evolving water lifecycle needs. We develop our technologies through in-house research, development and engineering and targeted tuck-in, technology-enhancing and geography-expanding acquisitions and have a reservoir of recently launched technologies and a pipeline of new offerings designed to provide customers with innovative, value-enhancing solutions. Furthermore, we have successfully completed ten technology-enhancing and geography-expanding acquisitions since April 2016 to add new capabilities and cross-selling opportunities in areas such as electrochemical and electrochlorination cells, regenerative media filtration, anodes, UV and ozone disinfection and aerobic and anaerobic biological treatment technologies. We must continue to develop and acquire new products, services and solutions to successfully compete in our markets.

        We believe a key differentiator for our technology development program is our strong record of incorporating new technologies into the comprehensive solutions we provide to our customers across our platform. We are able to rapidly scale new technologies using our leading direct and third-party sales channels and our relationships with key influencers, including municipal representatives, engineering firms, designers and other system specifiers. Through our service network, we have a direct view of our customers' water needs which allows us to focus on developing and acquiring the most relevant and sought-after solutions.

        We believe our continued investment in driving penetration of our recently launched technologies, robust pipeline of new capabilities and best-in-class channels to market will allow us to continue to address our customer needs across the water lifecycle.

        Continue to evaluate and pursue accretive tuck-in acquisitions to add new technologies, attractive geographic regions and end-markets.    As a complement to our organic growth initiatives, we view tuck-in acquisitions as a key element of our overall growth strategy which will enable us to accelerate our growth in our current addressable market, new geographies and new end market verticals. Our existing customer relationships, channels to market and ability to rapidly commercialize technologies provide a strong platform to drive growth in the businesses we acquire. To capitalize on these opportunities we have built an experienced team dedicated to mergers and acquisitions that has successfully completed ten technology-enhancing and geography-expanding acquisitions since April 2016, including the addition of capabilities in the attractive aquatics market, which we have typically financed through borrowings under our revolving credit facility and cash on hand. Although we may not continue to identify suitable acquisition targets and implement our growth strategy, we currently have a pipeline which includes more than 60 potential targets, which has been developed proactively by our team as well as informed by our customer base.

Our Initial Public Offering

        On November 6, 2017, we completed our initial public offering of 27,777,777 shares of common stock at a price of $18.00 per share, of which 8,333,333 shares were sold by us and 19,444,444 shares were sold by the selling stockholders, and on November 7, 2017, the selling stockholders sold an additional 4,166,666 shares of common stock as a result of the exercise in full by the underwriters of an option to purchase additional shares. Our common stock began trading on the NYSE on November 2, 2017 under the ticker symbol "AQUA." After underwriting discounts and commissions but before expenses, we received net proceeds from our initial public offering of approximately $141.0 million. We used a portion of these proceeds to repay $104.9 million of indebtedness (including accrued and unpaid interest) under our senior secured first lien term loan facility and the remainder for general corporate purposes. We did not receive any proceeds from the sale of shares by the selling stockholders.

Our Sponsor

        AEA is one of the most experienced global private investment firms. Founded in 1968, AEA currently manages approximately $10 billion of capital for an investor group that includes former and current chief executive officers of major multinational corporations, family groups and institutional investors from around the world. With a staff of approximately 60 investment professionals and offices in New York, Stamford, London, Munich and Shanghai, AEA focuses on investing in companies in the consumer products/retail, industrial, specialty chemicals and related services sectors.

        In addition to Evoqua, representative current and former value-added industrial products portfolio companies include B.I. Incorporated, BOA Group, CPG International, Dematic, GMS, Henry Company, Houghton International, LoneStar Group, Mettler-Toledo International, NES Global Talent, Noveon International, Pregis Corporation, Pro Mach Group, Reladyne, Sparrows Group, SRS Distribution, Symrise, TricorBraun Holdings, Unifrax Corporation, VC GB Holdings and Waters Corporation.

        We are a "controlled company" within the meaning of the corporate governance standards of the NYSE. See "Risks Factors—Risks Relating to our Common Stock and this Offering—We are a "controlled company" within the meaning of the corporate governance standards of the NYSE and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements."

Risks Associated with Our Business

        We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations or prospects. You should carefully consider the risks discussed in the section entitled "Risk Factors," including the following risks, before investing in our common stock:

  •
  general global economic and business conditions may adversely affect demand for our products, services and solutions;

  •
  failure to compete successfully in our markets could adversely affect our business, financial condition, results of operations or prospects;

  •
  our future growth is dependent upon our ability to continue to develop and acquire our products, services and solutions and adapt our businesses to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins;

  •
  our growth strategy includes acquisitions, and we may not be able to identify suitable acquisition targets or otherwise successfully implement our growth strategy;

  •
  we may have difficulty in operating or integrating any acquired businesses, assets or product lines profitably or in otherwise successfully implementing our growth strategy;

  •
  delays in enactment or repeals of environmental laws and regulations may make our products, services and solutions less economically beneficial to our customers, thereby affecting demand for our products, services and solutions;

  •
  if we become subject to claims relating to handling, storage, release or disposal of hazardous materials, we could incur significant cost and time to comply;

  •
  product defects and unanticipated or improper use of our products could adversely affect our business, reputation and financial statements;

  •
  we may incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees, which could reduce our profitability;

  •
  our inability to meet our customers' safety standards or adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases could have a material adverse effect on our sales and profitability;

  •
  our products, services and solutions, or our participation in large-scale projects, could expose us to litigation, regulatory or enforcement actions and reputational risk;

  •
  seasonality of sales and weather conditions may adversely affect, or cause volatility in, our financial results;

  •
  government customers involve unique policy-, contract- and performance-related risks, and we face many challenges to our government contracts or our eligibility to serve government customers, any of which could materially adversely impact our business, financial condition, results of operations or prospects;

  •
  our contracts with federal, state and local governments may be terminated or adversely modified prior to completion, which could adversely affect our business;

  •
  the cost of complying with complex governmental regulations applicable to our business, sanctions resulting from non-compliance or reduced demand resulting from certain changes in regulations could increase our operating costs and reduce our profit;

  •
  wastewater operations entail significant risks that may impose significant costs;

  •
  we are increasingly dependent on the continuous and reliable operation of our information technology systems, and a disruption of these systems could materially adversely affect our business;

  •
  if we experience a significant data security breach or fail to detect and appropriately respond to a significant data security breach, our business and reputation could suffer;

  •
  our substantial indebtedness could, among other things, adversely affect our financial condition, reduce or limit our available cash flows and ability to raise additional capital to fund our operations or strategic transactions, and have other important consequences to us, including making it more difficult for us to satisfy our debt obligations, exposing us to the risk of increased interest rates, limiting our flexibility in planning for, and reacting to changes in, our business and industry and placing us at a disadvantage relative to our competitors;

  •
  because AEA controls a significant percentage of our common stock, it may influence all major corporate decisions, and the interests of AEA and its affiliates, including certain of our directors, may conflict with your interests as an owner of our common stock and those of the Company; and

  •
  we are a "controlled company" within the meaning of the corporate governance standards of the NYSE and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements.

Recent Developments

Addition to Board of Directors

        On January 9, 2018, our Board of Directors (the "Board") increased the size of the Board by one director (to a total size of eight directors) and filled the vacancy created by such increase by appointing Mr. Peter M. Wilver, age 58, as a Class II director, effective January 9, 2018. Mr. Wilver was appointed to serve as an independent member of the Board. Mr. Wilver will hold office until the date of the Company's Annual Meeting of Stockholders for fiscal 2019 and until his successor shall be elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. Mr. Wilver will serve as a member of the Audit Committee in the role of chairman.

Hiring of Chief Growth Officer

        On January 16, 2018, we announced that we created a new Chief Growth Officer role focused on our organic and inorganic growth objectives. Snehal Desai, former global business director of the Dow Water & Process Solutions business (now part of DowDupont Inc.), has filled this role, and, on January 16, 2018, joined us as Executive Vice President and Chief Growth Officer. As Chief Growth Officer, Mr. Desai will oversee our corporate strategy, mergers and acquisitions, research development and engineering, strategic marketing, corporate and marketing communications, cross-selling and our smart water efforts.

Recent Acquisitions

        On January 31, 2018, we acquired the assets of Pure Water Solutions, LLC, a leading provider of high-purity water equipment and systems, service deionization and resin regeneration, for a purchase price of $3.7 million at closing with up to an additional $993,000 upon the satisfaction of performance targets.

        On March 9, 2018, we acquired Pacific Ozone Technology, Inc., a provider of advanced ozone disinfection systems, testing products and support services for a wide range of industrial applications, for a purchase price of $6.5 million at closing with up to an additional $2.0 million upon the satisfaction of performance targets.

Corporate Information

        Evoqua Water Technologies Corp. (formerly EWT Holdings I Corp.) was incorporated as a Delaware corporation on October 7, 2013 under the name WTG Holdings I Corp. Our principal executive office is located at 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222, and our telephone number at that address is (724) 772-0044. We maintain a website at www.evoqua.com, which contains information about us. The information contained on, or that can be accessed through, our website is not a part of, and should not be considered as being incorporated by reference into, this prospectus.

The Offering

Common stock offered by the selling stockholders	17,500,000 shares (or 20,125,000 shares if the underwriters exercise in full their option to purchase additional shares).
Common stock to be outstanding immediately after this offering

113,769,744, which gives effect to the net exercise (the "Net Exercise") by certain of the selling stockholders immediately prior to the pricing of this offering of 1,017,956 vested options and the issuance of shares of common stock upon such Net Exercise, which shares will be sold in this offering.

Option to purchase additional shares from the selling stockholders

The underwriters have an option to purchase up to an aggregate of 2,625,000 additional shares of common stock from the selling stockholders at the public offering price, less underwriting discounts and commissions. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds	The selling stockholders will receive all of the net proceeds from the sale of shares in this offering.

We will not receive any proceeds from the sale of shares by the selling stockholders. We will, however, bear the costs associated with the sale of shares by the selling stockholders, other than any underwriting discounts and commissions, which will be borne by the selling stockholders. See "Use of Proceeds."

Dividend policy	We do not expect to pay any dividends on our common stock for the foreseeable future. See "Dividend Policy."
NYSE symbol	"AQUA."
Controlled company

Following this offering, we expect to continue to be a "controlled company" within the meaning of the corporate governance standards of the NYSE. See "Risk Factors—Risks Relating to our Common Stock and this Offering—We are a 'controlled company' within the meaning of the corporate governance standards of the NYSE and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements."

Risk factors

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 23 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

        The number of shares of common stock to be outstanding after this offering (a) is based on 113,264,492 shares outstanding as of March 1, 2018, (b) gives effect to the Net Exercise and (c) excludes:

  •
  7,927,003 shares of common stock issuable upon the exercise of options, after giving effect to the Net Exercise, outstanding as of March 1, 2018 under the Evoqua Water Technologies Corp.

    Stock Option Plan, which was effective as of March 6, 2014 (the "Stock Option Plan"), at a weighted average exercise price of approximately $5.16 per share;

  •
  27,712 shares of common stock that may be issuable upon the exercise of stock appreciation rights (if such stock appreciation rights are settled in cash) outstanding as of March 1, 2018 under the Stock Option Plan;

  •
  (i) 38,760 shares of common stock issuable upon (x) the exercise of 34,636 options outstanding as of March 1, 2018 under our 2017 Equity Incentive Plan, at a weighted average exercise price of approximately $24.25 per share or (y) the settlement of 4,124 restricted stock units outstanding as of March 1, 2018 under our 2017 Equity Incentive Plan and (ii) 5,061,240 shares that remain reserved for future issuance under our 2017 Equity Incentive Plan; and

  •
  1,197,330 shares of common stock underlying grants of stock-settled restricted stock unit awards made in connection with our initial public offering to certain employees.

        Unless otherwise indicated, all information contained in this prospectus assumes the underwriters' option to purchase additional shares from the selling stockholders will not be exercised.

Summary Consolidated Financial and Operating Data

        Our summary consolidated balance sheet data presented below as of September 30, 2016 and 2017 and our summary consolidated statements of operations and cash flow data presented below for each of the fiscal years ended September 30, 2015, 2016 and 2017 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus. Our summary consolidated balance sheet data presented below as of September 30, 2015 has been derived from our audited consolidated balance sheet not included or incorporated by reference in this prospectus. Our summary consolidated balance sheet data presented below as of December 31, 2017 and our summary consolidated statements of operations and cash flow data presented below for the three months ended December 31, 2016 and 2017 have been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus. Our summary consolidated balance sheet data presented below as of December 31, 2016 has been derived from our unaudited consolidated balance sheet not included or incorporated by reference in this prospectus. The unaudited consolidated financial statements were prepared on a basis consistent with that used in preparing our audited consolidated financial statements and include all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of our financial position and results of operations for the unaudited periods.

        Our historical results presented below are not necessarily indicative of the results to be expected for any future period. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The summary consolidated financial and operating data presented below should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, incorporated by reference in this prospectus, and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2017.

	Fiscal Years Ended September 30,			Three Months Ended December 31,
	2015	2016	2017	2016	2017
	(in thousands, except per share data)			(unaudited)
Statement of Operations Data:
Revenue from product sales and services	$1,060,966	$1,137,196	$1,247,424	$279,872	$297,051
Cost of product sales and services	(768,549)	(804,131)	(847,673)	(196,813)	(208,672)

Gross profit	292,417	333,065	399,751	83,059	88,379
Research and development expense	(25,909)	(22,897)	(19,990)	(5,005)	(4,653)
Sales and marketing expense	(124,429)	(135,208)	(142,441)	(35,093)	(34,241)
General and administrative expense	(147,663)	(144,771)	(169,617)	(49,186)	(39,064)
Other operating income (expense), net	74	6,966	1,501	683	(593)
Interest expense	(34,060)	(42,518)	(55,377)	(14,753)	(17,243)
Equity income of non-consolidated affiliate(1)	1,424	—	—	—	—

Income (loss) before income taxes	(38,146)	(5,363)	13,827	(20,295)	(7,415)

Income tax benefit (expense)	(47,905)	18,394	(7,417)	7,095	4,410

Net income (loss)	(86,051)	13,031	6,410	(13,200)	(3,005)

Net income attributable to non-controlling interest	—	1,392	4,247	399	708

Net income (loss) attributable to the Company	$(86,051)	$11,639	$2,163	$(13,599)	$(3,713)

Weighted average shares outstanding
Basic	101,763	104,254	104,964	104,782	109,974
Diluted	101,763	106,161	109,688	104,782	109,974
Earnings (loss) per common share
Basic	$(0.85)	$0.11	$0.02	$(0.13)	$(0.03)
Diluted	$(0.85)	$0.11	$0.02	$(0.13)	$(0.03)

	Fiscal Years Ended September 30,				Three Months Ended December 31,
	2015	2016	2017		2016	2017
	(in thousands, except per share data)				(unaudited)
Cash Flow Data:
Net cash provided by (used in) operating activities	$41,944	$31,919	$28,502		$(28,829)	$5,581
Net cash provided by (used in) investing activities	(46,866)	(344,610)	(134,895)		(23,587)	(14,870)
Net cash provided by (used in) financing activities	(6,263)	191,389	114,519		50,783	30,137
Effect of exchange rate changes on cash	(5,225)	2,637	766		2,852	148

Change in cash and cash equivalents	$(16,410)	$(118,665)	$8,892		$1,219	$20,996

Balance Sheet Data (as of end of period):
Cash and cash equivalents	$169,027	$50,362	$59,254		$47,645	$80,250
Property, plant, and equipment, net	235,828	256,765	280,043		258,168	281,507
Other assets	635,016	989,104	1,134,012		1,003,952	1,117,152

Total assets	$1,039,871	$1,296,231	$1,473,309		$1,309,765	$1,478,909

Long-term debt	547,032	728,132	878,524		797,876	777,900
Other liabilities	318,479	364,164	378,210		318,219	348,287

Total liabilities	865,511	1,092,296	1,256,734		1,116,095	1,126,187
Total shareholders' equity	174,360	203,935	216,575		193,670	352,722

Total liabilities and shareholders' equity	$1,039,871	$1,296,231	$1,473,309		$1,309,765	$1,478,909

Other Financial and Operating Data:
Adjusted EBITDA(2)	$119,911 (3)	$160,053 (3)	$207,666	(3)	$37,239 (3)	$39,981	(3)

(1)
We hold a 50% partnership interest in Treated Water Outsourcing, a joint venture between us and Nalco Water, an Ecolab company, to sell water management equipment and services to industrial customers located throughout the United States ("TWO"), which, for the fiscal year ended 2015, we accounted for under the equity method and did not consolidate, as we did not have a controlling financial interest based on the shared powers of both joint venture partners to direct the activities that most significantly impact TWO's financial performance. On October 1, 2015, a change occurred in the partnership structure of TWO such that we are now obligated to absorb all risk of loss up to 100% of the joint venture partner's equity. As such, the accounting for our 50% interest changed from equity method investment to full consolidation as a variable interest entity under Accounting Standards Codification ("ASC") Topic 810, Consolidation ("ASC 810").

(2)
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non-cash stock-based compensation, sponsor fees, transaction costs and other gains, losses and expenses.

We present Adjusted EBITDA, which is not a recognized financial measure under GAAP, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance as follows:

•
to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;

•
in our management incentive compensation which is based in part on components of Adjusted EBITDA;

•
in certain calculations under our senior secured credit facilities, which use components of Adjusted EBITDA;

•
to evaluate the effectiveness of our business strategies;

•
to make budgeting decisions; and

•
to compare our performance against that of other peer companies using similar measures.

You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

Adjusted EBITDA has its limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include the following:

•
Adjusted EBITDA does not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•
Adjusted EBITDA does not reflect changes in our working capital needs;

•
Adjusted EBITDA does not reflect the significant interest expense, or the amounts necessary to service interest or principal payments on our senior secured credit facilities;

  •
  Adjusted EBITDA does not reflect income tax expense (benefit), and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

  •
  although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any costs of such replacements;

  •
  Adjusted EBITDA does not reflect the noncash component of employee compensation;

  •
  Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be reflective, on a recurring basis, of our ongoing operations; and

  •
  other companies in our industry may calculate Adjusted EBITDA or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information.

(3)
The following is a reconciliation of our net income (loss) to Adjusted EBITDA:

	Fiscal Years Ended September 30,			Three Months Ended December 31,
	2015	2016	2017	2016	2017
	(in thousands)			(unaudited)
Net income (loss)	$(86,051)	$13,031	$6,410	$(13,200)	$(3,005)
Interest expense	34,060	42,518	55,377	14,753	17,243
Income tax (benefit) expense	47,905	(18,394)	7,417	(7,095)	(4,410)
Depreciation and amortization	58,139	69,289	77,886	18,647	19,883

EBITDA	$54,053	$106,444	$147,090	$13,105	$29,711
Restructuring and related business transformation costs(a)	32,842	43,075	51,331	13,158	8,115
Purchase accounting adjustment costs(b)	—	1,267	229	219	—
Stock-based compensation(c)	1,587	1,999	2,251	466	2,612
Sponsor fees(d)	5,012	3,758	4,174	1,000	333
Transaction costs(e)	—	5,374	7,342	1,359	514
Other gains, losses and expenses(f)	26,417	(1,864)	(4,750)	7,932	(1,304)

Adjusted EBITDA(g)	$119,911	$160,053	$207,666	$37,239	$39,981

(a)
Represents:

(i)
costs and expenses in connection with various restructuring initiatives since the Acquisition, including severance costs, relocation costs, recruiting expenses, write-offs of inventory and fixed assets and third-party consultant costs to assist with these initiatives (includes (A) $16.9 million in fiscal 2016 (all of which is reflected as a component of Restructuring charges in "Note 12—Restructuring and Related Charges" to our audited consolidated financial statements incorporated by reference in this prospectus), $20.1 million in fiscal 2017 (all of which is reflected as a component of Restructuring charges in "Note 12—Restructuring and Related Charges" to our audited consolidated financial statements incorporated by reference in this prospectus) related to our voluntary separation plan pursuant to which approximately 220 employees accepted separation packages, $10.2 million for the three months ended December 31, 2016 and $0.4 million for the three months ended December 31, 2017 (all of which is reflected as a component of Restructuring charges in "Note 11—Restructuring and Related Charges" to our unaudited condensed consolidated financial statements incorporated by reference in this prospectus), (B) $9.2 million (of which $6.5 million is reflected as a component of Restructuring charges in "Note 12—Restructuring and Related Charges" to our audited consolidated financial statements incorporated by reference in this prospectus) in fiscal 2015, $11.1 million (all of which is reflected as a component of Restructuring charges in "Note 12—Restructuring and Related Charges" to our audited consolidated financial statements incorporated by reference in this prospectus) in fiscal 2016, $13.2 million (of which $12.3 million is reflected as a component of Restructuring charges in "Note 12—Restructuring and Related Charges" to our audited consolidated financial statements incorporated by reference in this prospectus) in fiscal 2017 related to various other initiatives implemented to restructure and reorganize our business as a standalone business with an appropriate management team and cost structure, $1.1 million for the three months ended December 31, 2016, reflected as components of Cost of product sales and services ($0.8 million) and General and administrative expense ($0.3 million), and $3.5 million for the three months ended December 31, 2017, reflected as components of Cost of product sales and services ($1.3 million), Research and development expense ($0.3 million), Sales and marketing expense ($0.3 million) and General and administrative expense ($1.6 million) (all of which is reflected as a component of Restructuring charges in "Note 11—Restructuring and Related Charges" to our unaudited condensed consolidated financial statements incorporated by reference in this prospectus). Differences between amounts reflected as Restructuring charges in "Note 12—Restructuring and Related Charges" to our audited financial statements incorporated by reference in this prospectus and amounts reflected in this adjustment also relate to retention payments made to employees in fiscal 2015 of $2.5 million that have been reflected as components of Cost of product sales and services ($1.1 million), Research and development expense ($0.1 million), Sales and marketing expense ($1.0 million) and General and administrative expense ($0.3 million). Differences between amounts reflected as Restructuring charges in "Note 12—Restructuring and Related Charges" to our audited consolidated financial statements incorporated by reference in this prospectus in fiscal 2016 and fiscal 2017 and amounts reflected in this adjustment relate primarily to impairment charges related to assets in our Italy operations that have been reflected as a component of Cost of product sales and services ($0.9 million);

  (ii)
  legal settlement costs and intellectual property related fees associated with legacy matters prior to the Acquisition, including fees and settlement costs related to product warranty litigation on MEMCOR products and certain discontinued products ($11.7 million in fiscal 2015, reflected as components of Cost of product sales and services ($10.7 million) and General and administrative expenses ($1.0 million), $5.1 million, primarily reflected as a component of Cost of product sales and services in fiscal 2016 and $2.5 million, primarily reflected as components of Cost of product sales and services ($0.4 million) and General and administrative expense ($2.1 million) in fiscal 2017, $0.5 million for the three months ended December 31, 2016, reflected as components of Cost of product sales and services ($0.1 million) and General and administrative expense ($0.4 million), and $0.1 million in the three months ended December 31, 2017, primarily reflected as a component of Cost of product sales and services);

  (iii)
  expenses associated with our information technology and functional infrastructure transformation following the Acquisition, including activities to optimize information technology systems and functional infrastructure processes for a standalone business ($12.1 million, primarily reflected as components of Cost of product sales and services ($3.0 million), Research and development expense ($0.4 million), Sales and marketing expense ($0.3 million) and General and administrative expense ($8.4 million) in fiscal 2015, $9.5 million, primarily reflected as components of Cost of product sales and services ($3.6 million), Sales and marketing expense ($2.5 million), General and administrative expense ($3.1 million) and Research and development expense ($0.3 million) in fiscal 2016, $7.3 million, primarily reflected as components of Cost of product sales and services ($3.3 million), Sales and marketing expense ($1.5 million) and General and administrative expense ($2.5 million) in fiscal 2017, $1.4 million for the three months ended December 31, 2016, primarily reflected as components of Cost of product sales and services ($0.5 million), Sales and marketing expense ($0.3 million) and General and administrative expense ($0.6 million), and $1.3 million in the three months ended December 31, 2017, primarily reflected as components of Cost of product sales and services ($0.9 million), Sales and marketing expense ($0.1 million) and General and administrative expense ($0.3 million); and

  (iv)
  costs incurred by us in connection with our initial public offering, including consultant costs and public company compliance costs ($0.5 million in fiscal 2016, $8.3 million in fiscal 2017, and $2.9 million in the three months ended December 31, 2017, all reflected as a component of General and administrative expense).

(b)
Represents adjustments for the effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of the Acquisition and the acquisition of Magneto Special Anodes B.V. ("Magneto") in April 2016.

(c)
Represents non-cash stock-based compensation expenses related to option awards. See "Note 15—Stock Option Plan" to our audited financial statements and "Note 14—Share Based Compensation" to our unaudited financial statements incorporated by reference in this prospectus for further detail.

(d)
Represents management fees paid to AEA pursuant to the management agreement. Pursuant to the management agreement, AEA provided advisory and consulting services to us in connection with the Acquisition, including investment banking, due diligence, financial advisory and valuation services. AEA also provided ongoing advisory and consulting services to us pursuant to the management agreement. In connection with our initial public offering, the management agreement was terminated. See "Certain Relationships and Related Party Transactions" in this prospectus and "Note 18—Related-Party Transactions" to our audited financial statements and "Note 16—Related Party Transactions" to our unaudited financial statements incorporated by reference in this prospectus for further detail.

(e)
Represents expenses associated with acquisition and divestiture-related activities and post-acquisition integration costs and accounting, tax, consulting, legal and other fees and expenses associated with acquisition transactions ($5.4 million in fiscal 2016, $7.3 million in fiscal 2017, $1.4 million in the three months ended December 31, 2016 and $0.5 million in the three months ended December 31, 2017).

(f)
Represents:

(i)
impact of foreign exchange gains and losses ($19.0 million loss in fiscal 2015, $0.5 million loss in fiscal 2016, $7.8 million gain in fiscal 2017, $7.6 million loss in the three months ended December 31, 2016 and $1.5 million gain in the three months ended December 31, 2017);

(ii)
$3.5 million gain on the sale of assets, primarily related to the disposition of our non-core waste management location in Vernon, California;

(iii)
foreign exchange impact related to headquarter allocations ($0.7 million gain in fiscal 2016, $1.2 million loss in fiscal 2017, $0.2 million loss in the three months ended December 31, 2016); and

(iv)
expenses related to maintaining non-operational business locations ($7.4 million in fiscal 2015, $1.8 million in fiscal 2016, $1.9 million in fiscal 2017, $0.1 million in the three months ended December 31, 2016 and $0.2 million in the three months ended December 31, 2017).

(g)
Does not reflect the impact to earnings of $22.4 million in the fiscal year ended September 30, 2016 and $9.3 million in the fiscal year ended September 30, 2017 from the following acquired entities from the beginning of the applicable period to the date of the acquisition: (i) Magneto, (ii) Neptune-Benson Holding Corp. and certain of its affiliates ("Neptune-Benson"), (iii) Delta Ultraviolet Corporation ("Delta UV"), (iv) Valve and Filtration Systems, Ltd. ("VAF"), (v) Environmental Treatment Systems Inc. ("ETS"), (vi) Noble Water Technologies, Inc. ("Noble"), (vii) ADI Systems North America Inc., Geomembrane Technologies Inc. and Lange Containment Systems, Inc. (collectively "ADI") and (viii) Olson Irrigation Systems ("Olson"). For the fiscal year ended September 30, 2015, financial information related to completed acquisitions is not available. The foregoing amounts have been based on the individual books and records of the acquired entities. We believe that such amounts represent a reasonable estimate of earnings for the periods preceding the dates of such acquisitions; however, the individual books and records of the acquired entities have not been audited. As a result, there can be no assurances that such results accurately reflect the actual results of the acquired entities for the periods preceding the dates of such acquisitions or that such entities would have achieved the same results if we had acquired them at the beginning of such period. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, incorporated by reference in this prospectus, for further detail.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risks, together with all of the other information contained in this prospectus, before deciding to invest in our common stock. Our business, financial condition, results of operations or prospects could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

General global economic and business conditions may materially adversely affect demand for our products, services and solutions.

        We compete in various end markets and geographic regions around the world. Among these, the most significant are global industrial markets and municipal markets. In fiscal 2017, 86% and 14% of our revenue was from customers located in the United States and Canada and in other markets, respectively. We have experienced, and expect to continue to experience, fluctuations in revenues and operating results due to economic and business cycles. Important factors for our businesses and the businesses of our customers, both in the United States and abroad, include local and global macroeconomic conditions, the overall strength of and our customers' confidence in the economy, industrial and governmental capital spending, governmental fiscal and trading policies, global environmental and regulatory policies, the strength of the residential and commercial real estate markets, unemployment rates, consumer spending, availability of financing, interest rates, tax rates and changes in tax laws, political conditions and energy and commodity prices. The businesses of many of our industrial customers are, to varying degrees, cyclical, and have experienced periodic downturns. While we attempt to minimize our exposure to economic or market fluctuations by serving a balanced mix of end markets and geographic regions, any of the above factors, individually or in the aggregate, or a significant or sustained downturn in a specific end market or geographic region, could materially reduce demand for our products, services and solutions.

        Levels of municipal spending may particularly impact our business, financial condition, results of operations or prospects. Reduced tax revenue in certain regions, or inability to access traditional sources of credit, may limit spending and new development by municipalities or local governmental agencies, which in turn may materially adversely affect the demand for our solutions and reduce our revenue.

Failure to compete successfully in our markets could materially adversely affect our business, financial condition, results of operations or prospects.

        We offer our products, services and solutions in highly competitive markets. We believe the principal points of competition in our markets are product performance, reliability and innovation of our solutions, application expertise and process knowledge, brand reputation, energy and water efficiency, product compliance with environmental and regulatory requirements, product lifecycle cost, scalability, timeliness of delivery, proximity of service centers to our customers, effectiveness of our distribution channels and price. Maintaining and improving our competitive position will require successful management of these factors, including continued investment by us in research and development, engineering, marketing, customer service and support and our distribution networks. Our future growth rate depends upon our ability to compete successfully, which is impacted by a number of factors, including our ability to (i) identify emerging technological trends in our target end markets, (ii) develop and maintain a wide range of competitive and appropriately priced products, services and solutions and defend our market share against an ever-expanding number of competitors including many new and non-traditional competitors, (iii) enhance our products by adding innovative and, where applicable, patented features that differentiate our products from those of our competitors and prevent commoditization of our products, (iv) develop, manufacture, bring to market and drive commercial acceptance of compelling new products quickly and cost-effectively, (v) ensure that our products, services and solutions remain cost-competitive and (vi) attract, develop and retain individuals with the requisite technical expertise and understanding of customers' needs to develop and sell new technologies and products.

        We operate in markets that are characterized by customer demand that is often broad in scope but localized in delivery. We compete with companies that may be better positioned to capitalize on highly localized relationships and knowledge that are difficult for us to replicate. Our potential customers may prefer local suppliers, in some cases because of existing relationships and in other cases because of local legal restrictions or incentives that favor local businesses. Smaller regional suppliers may also have lower cost structures. As a result, efforts to expand or support our service network may not improve our ability to penetrate new local markets or expand our footprint in existing markets.

        Further, many of our customers actively monitor and review our company-wide safety record, and apply rigorous safety standards to us and our competitors. Although we take precautions to prevent workplace accidents and mechanical failures, such incidents are difficult to predict and may be outside of our control. If we are unable to meet our customers' stringent workplace safety standards, or if our customers perceive us to have a poor safety record, it could materially impact our ability to retain their business or attract new business.

        We may not be successful in maintaining our competitive position for a number of reasons. We may fail to identify optimal vertical or geographic markets, focus our attention in suboptimal vertical or geographic markets or fail to execute an appropriate business model in certain vertical or geographic markets. As we continue to grow, we may not be able to manage our business as efficiently as we have historically. Our competitors may develop disruptive technologies or products that are superior to our products, develop more efficient or effective methods of providing products and services or adapt more quickly than we do to new technologies or evolving customer requirements. The failure of our technologies or products to gain market acceptance due to more attractive offerings by our competitors could significantly reduce our revenues and materially adversely affect our competitive standing or prospects. Pricing pressures also could cause us to adjust the prices of certain products to stay competitive, which could materially adversely affect our margins and overall financial performance. Failure to continue competing successfully or to win business with our existing customers could materially adversely affect our business, financial condition, results of operations or prospects.

Our future growth is dependent upon our ability to continue to develop or acquire new products, services and solutions and adapt our businesses to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins.

        Our future success depends upon a number of factors, including our ability to adapt our products, services and solutions to fit localities throughout our end markets, particularly in high growth emerging markets, such as China; identify emerging technological and other trends in our target end markets; and develop or acquire competitive products and services and bring them to market quickly and cost-effectively. If we are unable to continue to differentiate our products, services and solutions, or if we are forced to cut prices to remain competitive, our business, financial condition, results of operations or prospects could be materially and adversely affected.

        We are also impacted by changing technology, competitively imposed process and safety standards and regulatory requirements, particularly under environmental regulations, each of which influences the demand for our products, services and solutions. Advances in technology and changes in industrial specifications or in legislative, regulatory and environmental requirements, including the availability of intellectual property protections in various jurisdictions, may render certain of our products, services and solutions obsolete.

        In addition, our industrial and municipal customers have made considerable fixed-cost investments in the installation of their water and wastewater treatment products and systems, and our municipal customers are often subject to stringent appropriation requirements and extensive procurement processes. The replacement of our customers' installed products and systems with the new technologies that we develop could entail significant costs to such customers. Further, many of our potential customers engage and rely on engineering firms to recommend and select products and systems for their facilities, and many of our products are sold to OEMs as components of larger systems. Our inability to persuade our customers or other parties to adopt the technologies we develop could have an adverse effect on our business, financial condition, results of operations or prospects.

Our growth strategy includes acquisitions, and we may not be able to identify suitable acquisition targets or otherwise successfully implement our growth strategy.

        Acquisitions have historically been a significant part of our growth strategy, and we expect to continue to grow through acquisitions in the future. We expect to continue evaluating potential strategic acquisitions of businesses, assets and product lines. We may not be able to identify suitable candidates, negotiate appropriate or favorable acquisition terms, obtain financing that may be needed to consummate such transactions or complete proposed acquisitions. There is significant competition for acquisition and expansion opportunities in our businesses.

        In addition, acquisitions involve numerous risks, including (i) incurring the time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in management's attention being diverted from the operation of our existing business; (ii) using inaccurate estimates and judgments to evaluate credit, operations, funding, liquidity, business, management and market risks with respect to the target institution or assets; (iii) litigation relating to an acquisition, particularly in the context of a publicly held acquisition target, that could require us to incur significant expenses, result in management's attention being diverted from the operation of our existing business or delay or enjoin the transaction; (iv) failing to properly identify an acquisition candidate's liabilities, potential liabilities or risks; and (v) not receiving required regulatory approvals or such approvals being delayed or restrictively conditional. In addition, in connection with any acquisitions, we must comply with various antitrust requirements. It is possible that perceived or actual violations of these requirements could give rise to regulatory enforcement action or result in us not receiving the necessary approvals to complete a desired acquisition.

        We routinely evaluate potential acquisition candidates and engage in discussions and negotiations regarding potential acquisitions; however, even if we execute a definitive agreement for an acquisition, there can be no assurance that we will consummate the transaction within the anticipated closing timeframe, or at all. Further, acquisitions typically involve the payment of a premium over book- and market-values and, therefore, some dilution of our tangible book value and earnings per common share may occur in connection with any future transaction.

We may have difficulty in operating or integrating any acquired businesses, assets or product lines profitably or in otherwise successfully implementing our growth strategy.

        The anticipated benefits from any potential acquisitions may not be achieved unless the operations of the acquired business assets or product lines are successfully integrated in an efficient, effective and timely manner. The integration of our acquisitions will require substantial attention from management and operating personnel to ensure that the acquisition does not disrupt any existing operations, or affect our customers' opinions and perceptions of our services, products or customer support.

        In addition, the integration of any acquisition includes numerous risks, including an acquired business not performing to our expectations, our not integrating it appropriately, failure to realize anticipated synergies and cost savings and difficulties, inefficiencies or cost overruns in integrating and assimilating the organizational cultures, operations, technologies, data, services and products of the acquired business with ours. For example, we are currently migrating the operating and accounting systems of certain of our recently acquired businesses to our existing SAP platform, which could disrupt those portions of our business.

        The process of integrating acquired businesses, assets and product lines, including as noted above, could cause the interruption of, or delays in, the operation of our existing business, which could have a material adverse effect on our business, financial condition, results of operations or prospects. Acquisitions also place a burden on our information, financial and operating systems and our employees and management. Our ability to manage our growth effectively and integrate the operations of acquired businesses, assets or product lines, will require us to continue to attract, train, motivate, manage and retain key employees and to expand our information technology, operational and financial systems. If we are unable to manage our growth effectively, we may spend time and resources on such acquisitions that do not ultimately increase our profitability or that cause loss of, or harm to, relationships with employees and customers.

Delays in enactment or repeals of environmental laws and regulations may make our products, services and solutions less economically beneficial to our customers, thereby affecting demand for our products, services and solutions.

        Our products, services and solutions assist various industries and municipalities in meeting stringent environmental and safety requirements enacted for the purpose of making water cleaner and safer. Our future growth is dependent on the impact and timing of potential new water laws and regulations, as well as potential changes to existing laws and regulations, including the potential impact of environmental policies of the new Presidential administration installed in the United States in January of 2017. If stricter laws or regulations are delayed or are not enacted, or repealed or amended to be less strict, or enacted with prolonged phase-in periods, or not enforced, demand for our products and services may be reduced. For example, in response to Presidential Executive Order 13777, calling on each federal agency to establish a regulatory reform task force and evaluate existing rules and recommend repeal, replacement or modification to reduce regulatory burdens, the U.S. EPA established a task force and initiated reviews in several program areas. The U.S. EPA's Office of Water conducted such a review, soliciting public comments in the spring of 2017, including hosting a public listening session, seeking proposals for Office of Water rules that could be repealed, replaced or modified to make them less burdensome. We are currently unable to predict whether changes to statutes and rules which occur will affect demand for our products and services. To the extent that such changes have a negative impact on us, including as a result of related uncertainty, these changes may materially and adversely impact our business, financial condition, results of operations or prospects.

If we become subject to claims relating to handling, storage, release or disposal of hazardous materials, we could incur significant cost and time to comply.

        Our business activities, including our manufacturing processes and waste recycling and treatment processes, currently involve the use, treatment, storage, transfer, handling and/or disposal of hazardous materials, chemicals and wastes. These activities create a risk of significant environmental liabilities and reputational damage. Under applicable environmental laws and regulations, we could be strictly, jointly and severally liable for releases of regulated substances by us at our current or former properties or the properties of others or by other businesses that previously owned or used our current or former properties, including if such releases result in contamination of air, water or soil, or cause harm to individuals. We could also be liable or incur reputational damage if we merely generate hazardous materials or wastes, or arrange for their transportation, disposal or treatment, or we transport such materials, and they are subsequently released or cause harm, or if some other entity conducted such activities and by virtue of an acquisition, under applicable law we are a successor to that entity.

        Our business activities also create a risk of contamination or injury to our employees, customers or third parties, from the use, treatment, storage, transfer, handling and/or disposal of these materials, and these activities could result in accidental contamination or injury to the general public, as end-users of our industrial and municipal customers' products and services.

        In the event that our business activities result in environmental liabilities, such as those described above, we could incur significant costs or reputational damage in connection with the investigation and remediation of environmental contamination, and we could be liable for any resulting damages including natural resource damages. Such liabilities could exceed our available cash or any applicable insurance coverage we may have. Additionally, we are subject to, on an ongoing basis, federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations may become significant and could have a material adverse effect on our business, financial condition, results of operations or prospects.

        Further, we may incur costs to defend our position even if we are not liable for consequences arising out of a release of or exposure to a hazardous substance or waste, or other environmental damage. Our insurance policies may not be sufficient to cover the costs of such claims.

Failure to retain our existing senior management, skilled technical, engineering, sales and other key personnel or the inability to attract and retain new qualified personnel could materially adversely impact our ability to operate or grow our business.

        Our success depends to a significant extent on our ability to retain or attract a significant number of employees in senior management, skilled technical, engineering, sales and other key personnel. Since the Acquisition, we have focused on creating a high performance culture, in which our employees are highly enabled, empowered and accountable. Our inability to continue to develop and maintain our culture by empowering our senior management, other leaders and employees and promoting an entrepreneurial spirit, could result in our loss of key leaders and employees and have a material adverse effect on our business, financial condition, results of operations or prospects.

        Effective succession planning is also important to our long-term success, as a failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution. We have implemented a voluntary separation program intended to mitigate the risks associated with knowledge transfer, but we cannot guarantee that it will be effective or cost-efficient.

        We will need to continue to develop a roster of qualified talent to support business growth. Without a sufficient number of skilled employees, our operations and manufacturing quality could suffer. Our experienced sales team has also developed a number of meaningful customer relationships that would be difficult to replace. Therefore, competition for qualified technical personnel and for sales personnel with established customer relationships is intense, both in retaining our existing employees and in replacing or finding additional suitable employees. There can be no assurance that the labor pool from which we hire our personnel will increase or remain stable, and any failure to retain our existing technical and sales personnel and other employees or to attract additional skilled personnel could have a material adverse effect our business, financial condition, results of operations or prospects.

Product defects and unanticipated or improper use of our products could adversely affect our business, reputation and financial statements.

        Manufacturing or design defects in (including in products or components that we source from third parties), unanticipated or improper use of, or inadequate disclosure of risks relating to the use of our products, services and solutions by our customers or third parties could create product safety, regulatory or other risks, including personal injury, death or property damage. These events could lead to recalls or safety alerts relating to our products, result in the removal of a product from the market and result in product liability claims being brought against us. Recalls, removals and product liability claims can result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products and have a material adverse effect on our business, financial condition, results of operations or prospects.

        Further, it is generally our responsibility to service the equipment we provide our customers throughout the duration of our contract with such customers, and our customers may be required to maintain insurance covering loss, damage or injury caused by our equipment. However, we are not able to monitor our customers' use or maintenance of their water systems or their compliance with our contracts or usage instructions. Customers' failure to properly use, maintain or safeguard their equipment or customers' noncompliance with insurance requirements may reflect poorly on us as the provider of such equipment and, as a result, damage our reputation.

We may incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees, which could reduce our profitability.

        Our customers typically require product warranties as to the proper operation and conformance to specifications of the products we manufacture or install and performance guarantees as to any effluent produced by our equipment and services. Failure of our products to operate properly or to meet specifications of our customers or our failure to meet our performance guarantees may increase costs by requiring additional engineering resources and services, replacement of parts and equipment and frequent replacement of consumables or monetary reimbursement to a customer or could otherwise result in liability to our customers. We have in the past received warranty claims, and we expect to continue to receive them in the future. There are significant uncertainties and judgments involved in estimating warranty and performance guarantee obligations, including changing product designs, differences in customer installation processes and failure to identify or disclaim certain variables in a customer's influent. To the extent that we incur substantial warranty or performance guarantee claims in any period, our reputation, earnings and ability to obtain future business could be materially adversely affected.

We may be unable to bid on or enter into significant long-term agreements if we are not able to obtain letters of credit, bank guarantees or surety bonds, and our liquidity may be adversely affected by bonding requirements.

        A portion of our business, including our water treatment projects and solutions, requires us to provide letters of credit, bank guarantees or surety bonds in support of our commitments and as part of the terms and conditions on water treatment projects. In addition, we are required to provide letters of credit or surety bonds to the department of environmental protection or equivalent in some states in order to maintain our licenses to handle hazardous waste at certain of our regeneration facilities. We have in the past been, and may in the future be, required to provide bid bonds or performance bonds to secure our performance under these construction-type customer arrangements or, in some cases, as a pre-requisite to submit a bid on a potential project.

        Current or future market conditions, as well as changes in surety companies' assessment of our operating and financial risk, could cause our surety providers and lenders to decline to issue or renew, or substantially reduce the amount of, bid or performance bonds for our work, and could increase our costs associated with collateral. These actions could be taken on short notice. Our inability to obtain adequate bonding or letters of credit to meet bid requirements or enter into significant long-term agreements could have a material adverse effect on our business, financial condition, results of operations or prospects.

        Further, surety companies may require that we collateralize a percentage of the bond with cash or another form of credit enhancement. Some of our customers also require collateral guarantees in the form of letters of credit to secure performance or to fund possible damages as the result of an event of default under our contracts with them. If we enter into significant long-term agreements that require the issuance of letters of credit, our liquidity could be negatively impacted.

Our inability to meet our customers' safety standards or adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases could have a material adverse effect on our sales and profitability.

        Maintaining a strong and reliable reputation for safety is critical to our business. Many of our customers actively monitor and review our company-wide safety record. Further, reports and media coverage of incidents, such as those involving workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property, the transmission of contaminants or diseases and other adverse events can result in negative publicity, and considerable expansion in the use of social media over recent years has increased the ways in which our reputation can be impacted, and the speed with which such an impact can occur. Such incidents, or reports thereof, could lead to a negative perception among our customers, prospective customers and the general public regarding the safety or quality of our products, services and solutions, and anything that damages our reputation or our customers' perception of our safety record, whether or not justified, could have a materially adverse impact on demand for our products and services, result in additional costs to our business or the loss of customers, result in litigation against us or increase government or regulatory oversight over us.

        Our products and facilities are subject to risks involving workplace accidents, mechanical failures spills, uncontrolled discharges and damage to customer or third-party property, including, among other things, personal injury or death caused by our products or occurring in our facilities, the destruction of customer or third-party property during the execution of a service arrangement or due to the malfunction of our products, delays in or suspension of service or the failure to timely deliver our products. A workplace accident, mechanical failure, spill, uncontrolled discharge or any problem involving any one or more of our products or facilities, or any perceived insufficiency in our response to any such deficiency or problem, could materially adversely affect our reputation. Many of our customers actively monitor and review our company-wide safety record, and apply rigorous safety standards to us and our competitors. Although we take precautions to prevent workplace accidents and mechanical failures, such incidents are difficult to predict and may be outside of our control. If we are unable to meet our customers' stringent workplace safety standards or, if our customers perceive us to have a poor safety record, it could materially impact our ability to retain their business or attract new business.

        Water may be subject to contaminants, including hazardous chemicals, or pathogens that cause a number of illnesses, including cholera, typhoid fever, giardiasis, cryptosporidiosis, amoebiasis and free living amoebic infections. Such contaminants or pathogens may be found in the environment, and, as a result, there is a risk that they could become present in water treated using our systems or products. Illness and death may result if such contaminants or pathogens are not eliminated during the treatment process. In particular, such contamination could result from failing to properly treat reusable products before they are distributed to our customers, or from actions taken by our customers or other third parties using our products, which could result in material liability. Further, any pandemic or other public health crisis, including those involving non-waterborne illnesses, might adversely impact our business by diminishing the public trust in water and wastewater treatment facilities or by causing customers to seek sources of water other than those processed using our systems or products. The potential impact of a contamination of water treated using our products, services or solutions is difficult to predict and could lead to an increased risk of exposure to product liability claims, increased scrutiny by federal and state regulatory agencies and negative publicity. Further, an outbreak of disease in any one of the municipal markets we serve could result in a widespread loss of customers across other such markets.

Our operations are subject to various hazards that may cause personal injury or property damage and increase our operating costs, and which may exceed the coverage of our insurance or for which we are not insured.

        There are inherent risks to our operations. We are exposed to risks posed by severe weather and other natural disasters, such as hurricanes and earthquakes. In addition to natural risks, hazards (such as fire, explosion, collapse or machinery failure) are inherent risks in our operations which may occur as a result of inadequate internal processes, technological flaws, human error or certain events beyond our control. We further utilize approximately 650 vehicles in connection with our offsite services and distribution operations and, from time to time, these drivers are involved in accidents which may cause injuries, spills or uncontrolled discharges and in which goods carried by these drivers may be lost or damaged. The hazards described above can cause significant personal injury or loss of life, severe damage to or destruction of property, plants and equipment, including customer or third-party property, contamination of, or damage to, the environment and suspension of operations. The occurrence of any of these events may result in our being subject to investigation, required to perform remediation or named as a defendant in lawsuits asserting claims for substantial damages, environmental cleanup costs, personal injury, natural resource damages and fines or penalties. As a result, we may from time to time become exposed to significant liabilities for which we may not have adequate insurance coverage. We may also become exposed to certain claims that are excluded from our insurance coverage, such as claims of fraud or for punitive damages. Although we have liability insurance, we cannot be certain that this insurance coverage will continue to be available to us at a reasonable cost or will be adequate to cover any product liability claims. In addition, such events may affect the availability of personnel, proper functioning of our information technology infrastructure and availability of third parties on whom we rely, any of which consequences could have a material adverse effect on our business, financial condition, results of operations or prospects.

Significant or prolonged disruptions in the supply of goods or services from third parties could materially adversely affect our business, financial condition, results of operations or prospects.

        We are dependent on a continuing flow of goods and services from suppliers to provide our products, services and solutions to our customers. A disruption or prolonged delays in obtaining supplies or services, including, for example, chemicals, electricity or other materials, could materially adversely affect our ability to provide our products, services and solutions to our customers, and our ability to operate in compliance with all regulatory requirements, which could have a material adverse effect on our business, financial condition, results of operations or prospects. In certain circumstances, we rely on third parties to provide certain important services and a disruption in these services could materially adversely affect our business, financial condition, results of operations or prospects. Some possible reasons for a delay or disruption in the supply of important goods and services include:

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  our suppliers may not provide materials that meet our specifications in sufficient quantities;

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  our suppliers may face production delays due to natural disasters, strikes, lock-outs or other such events;

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  one or more suppliers could make strategic changes in the lines of products and services they offer; and

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  some of our suppliers, such as small companies, may be more likely to experience financial and operational difficulties than larger, well-established companies, because of their limited financial and other resources.

        As a result of any of these, or other, factors, we may be required to find alternative suppliers for the materials and services on which we rely. Accordingly, we may experience delays in obtaining appropriate materials and services on a timely basis and in sufficient quantities from such alternative suppliers at a reasonable price, which could interrupt services to our customers and materially adversely affect our business, financial condition, results of operations or prospects.

The loss of, or disruption in, our ability to efficiently operate our distribution network could have a material adverse impact on our business.

        We rely on the orderly operation of our receiving and distribution process, which depends on our distribution system, adherence to shipping schedules and effective management of our distribution network. If complications arise with our distribution system or if our shipping or storage facilities (or a significant portion of inventory located there) is severely damaged or destroyed, our ability to receive and deliver our products on a timely basis will be significantly impaired. There can be no assurance that disruptions in operations due to natural or man-made disasters, fire, flooding, terrorism or other catastrophic events, system failure, labor disagreements or shipping problems will not result in delays in the delivery of our products to our customers. Such delays could materially adversely impact our business, financial condition, results of operations or prospects. In addition, we could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time it takes for us to reopen or replace our facilities. Moreover, our business interruption insurance may not be adequate to cover or compensate us for any losses that may occur.

        We rely upon various means of transportation through third parties, including shipments by air, sea, rail and truck, to deliver products to our facilities from vendors and from our facilities to our customers, as well as for direct shipments from vendors to customers. Labor shortages or capacity constraints in the transportation industry, disruptions to the national and international transportation infrastructure, fuel shortages or transportation cost increases (such as increases in fuel costs or port fees) could materially adversely affect our business and operating results.

We rely, in part, on third-party sales representatives to assist in selling our products, services and solutions and the failure of these representatives to perform as expected could reduce our future sales.

        Sales of our products, services and solutions to some of our customers, including to OEMs, are accomplished, in part, through the efforts of third-party sales representatives. We are unable to predict the extent to which these third-party sales representatives will be successful in marketing and selling our products. Moreover, many of these third-party sales representatives also market and sell competing products and may more aggressively pursue sales of our competitors' products. Our third-party sales representatives may terminate their relationships with us at any time on short or no notice. Our future performance may also depend, in part, on our ability to attract, incentivize and retain additional third-party sales representatives that will be able to market and support our products effectively, especially in markets in which we have not previously sold our products. If we cannot retain our current third-party sales representatives or recruit additional or replacement third-party sales representatives or if these sales representatives are not effective, it could have a material adverse effect on our business, financial condition, results of operations or prospects.

Our products, services and solutions, or our participation in large-scale projects, could expose us to litigation, regulatory or enforcement actions and reputational risk.

        We are subject to various laws, ordinances, regulations and other requirements of government authorities in foreign countries and in the United States, any violation of which could potentially create substantial liability for us. Changes in laws, ordinances, regulations or other government policies, the nature, timing and effect of which are uncertain, may significantly increase our expenses and liabilities.

        From time to time, we are involved in lawsuits that arise from our business. Litigation may, for example, relate to product liability claims, personal injury, property damage, accidents, regulatory issues, contract disputes or employment matters. We may face claims that are broader than the scope of our involvement on a project, including claims that seek to impose liability on us for an entire solution or system for which we provided only limited components.

        The occurrence of any of these matters could also create possible damage to our reputation. The defense and ultimate outcome of lawsuits against us may result in higher operating expenses. Higher operating expenses or reputational damage could have a material adverse effect on our business, financial condition, results of operations or prospects.

        It is not possible to predict with certainty the outcome of claims, investigations and lawsuits, and we could in the future incur judgments, fines or penalties or enter into settlements of lawsuits and claims that could have a material adverse effect on our business, financial condition, results of operations or prospects in any particular period. Additionally, we may be required to change or cease operations at one or more facilities if a regulatory agency determines that we have failed to comply with laws, regulations or orders applicable to our business.

A number of factors may prevent or delay our building new plants, expanding our existing plants or installing equipment at our customers' facilities, including our dependence on third-party suppliers and construction companies.

        A number of factors may prevent or delay construction, expansion or use of our facilities or installation of our equipment at our customers' facilities, including our dependence on third-party suppliers of equipment and materials, our dependence on third-party construction companies and the timing of equipment purchases.

        Further, we enter into contracts for customers regarding long-term engineering, procurement and construction projects. If a construction company we have commissioned to build a new project defaults or fails to fulfill its contractual obligations, we could face significant delays and cost overruns. Any construction delays could have a material adverse impact on us.

        The timing of equipment purchases can pose financial risks to us. We attempt to make purchases of equipment and/or material as needed. However, from time to time, there may be excess demand for certain types of equipment with substantial delays between the time we place orders and receive delivery. In those instances, to avoid construction delays, service disruptions or liquidated damages associated with the inability to own and place such equipment or materials into service when needed, we may place orders well in advance of deployment or when actual damage to the equipment or materials occurs. Thus, there is a risk that at the time of delivery of such equipment or materials, there may not yet be a need to use them; however, we are still required to accept delivery and make payment. In addition, due to the customization of some of our equipment or materials, there may be a limited market for resale of such equipment or material. This can result in our incurrence of material equipment and/or material costs, with no use for or ability to resell such equipment.

Our financial results may fluctuate from period to period and can be difficult to predict.

        Our financial results may be impacted by large projects, the timing of which can change based upon customer requirements due to a number of factors affecting the project, such as funding, readiness of the project and regulatory approvals. Further, the cancellation of any such large projects may have a material adverse effect on our business, financial condition, results of operations or prospects. In addition, of our contracts for large capital water treatment projects, systems and solutions for municipal and industrial applications are generally fixed-price contracts with milestone billings. Additionally, competitive-bid processes impose significant uncertainty with respect to our prospects for success, and our failure to properly predict our win rate could reduce our margins. Accordingly, our financial results for any given period may fluctuate and can be difficult to predict.

        Further, our capital expenditures for any given fiscal year may exceed our initial forecasts and may vary substantially if we are required to undertake certain actions to comply with new regulatory requirements or compete with new technologies. We may not have the capital to undertake the capital investments. If we are unable to do so, we may not be able to effectively compete.

Seasonality of sales and weather conditions may adversely affect, or cause volatility in, our financial results.

        We experience seasonal demand in a number of our markets, as demand for infrastructure and municipal products and projects follows warm weather trends. Seasonal effects may vary from year to year and are impacted by weather patterns, particularly by temperatures, heavy flooding and droughts.

        Additionally, our operating results and financial condition could be materially and adversely affected by severe weather, natural disasters, environmental factors, terrorist or other deliberate attacks or hazards (such as fire, explosion or mechanical failure) resulting from inadequate internal processes, technical flaws, human error or other circumstances. Repercussions of these catastrophic events may include:

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  shutting down or curtailing the operation of affected plants and facilities for limited or extended periods;

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  shutting down or curtailing the operations of our customers permanently or for limited or extended periods, which may result in a decrease in our revenue;

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  the need to obtain necessary equipment or supplies, including electricity, which may not be available to us in a timely manner or at a reasonable cost;

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  evacuation of or injury to personnel;

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  damage or catastrophic loss to our equipment, facilities and project work sites, resulting in suspension of operations or delays in building or maintaining our plants;

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  loss of productivity;

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  interruption to any projects that we may have in process; and

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  harm to our brand and reputation.

Government customers involve unique policy-, contract- and performance-related risks, and we may face challenges to our government contracts or our eligibility to serve government customers, any of which could materially adversely impact our business, financial condition, results of operations or prospects.

        We derive, and expect to continue to derive in the future, a substantial portion of our revenues from government customers. Sales to governments and related entities present risks in addition to those involved in sales to industrial and other customers, including policy-related risks such as potential disruption due to appropriation and spending patterns, delays in the adoption of new technologies due to political, fiscal or bureaucratic processes, delays in approving budgets and the government's right to cancel contracts and purchase orders for its convenience. General political and economic conditions, which we cannot accurately predict, also directly and indirectly affect policies relating to the quantity and allocation of expenditures by government customers. In addition, government contracts may involve long purchase and payment cycles, competitive bidding requirements, qualification requirements, delays or changes in agreed-to funding, budgetary constraints, political agendas, extensive specification development and price negotiations, milestone requirements and the potential unenforceability of limitations on liability or other contractual provisions, any of which may create price pressure and reduce our margins. Because our water treatment projects and solutions for municipal customers often include fixed-price contracts with milestone billings and liquidated damages for our delay, our performance under such contracts involves risks such as not receiving payments, not receiving payments in a timely manner or incurring significant damages if certain milestones are not met or not met on schedule. As a result, we could experience a material adverse effect on our business, financial condition, results of operations or prospects.

        Each government entity also maintains its own rules and regulations with which we must comply and which can vary significantly among customers. We face risks associated with the failure to comply with such rules and regulations. These risks include bid protests, in which our competitors could challenge the contracts we have obtained, or suspension, debarment or similar ineligibility from serving government customers. Challenges to our current or future government contracts or to our eligibility to serve government customers could result in a loss of government sales and have a material adverse effect on our business, financial condition, results of operations or prospects.

Our contracts with federal, state and local governments may be terminated or adversely modified prior to completion, which could adversely affect our business.

        Government contracts generally contain provisions, and are subject to laws and regulations, that give the government rights and remedies not typically found in commercial contracts, including provisions permitting the government to:

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  terminate our existing contracts;

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  reduce potential future revenues from our existing contracts;

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  modify some of the terms and conditions in our existing contracts;

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  suspend or permanently prohibit us from doing business with the government or with any specific government agency;

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  impose fines and penalties;

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  subject us to criminal prosecution or debarment;

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  subject the award of some contracts to protest or challenge by competitors, which may require the contracting agency or department to suspend our performance pending the outcome of the protest or challenge and which may also require the government to solicit new bids for the contract or result in the termination, reduction or modification of the awarded contract;

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  suspend work under existing multiple year contracts and related task orders if the necessary funds are not appropriated by the U.S. Congress or state or local legislatures;

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  decline to exercise an option to extend an existing multiple year contract; and

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  claim rights in technologies and systems invented, developed or produced by us.

        The government may terminate a contract with us either for convenience (for instance, due to a change in its perceived needs or its desire to consolidate work under another contract) or if we default by failing to perform under the contract. Upon a termination for convenience, we are generally able to recover the purchase price for delivered items and reimbursement of allowable work-in-process costs. If the government terminates a contract with us based upon our default, we generally would be denied any recovery for undelivered work, and instead may be liable for excess costs incurred by the government in procuring undelivered items from an alternative source and other damages as authorized by law. We may in the future receive show-cause or cure notices under contracts that, if not addressed to the government's satisfaction, could give the government the right to terminate those contracts for default or to cease procuring our services under those contracts.

The cost of complying with complex governmental regulations applicable to our business, sanctions resulting from non-compliance or reduced demand resulting from certain changes in regulations could increase our operating costs and reduce our profit.

        Our operations are subject to various licensing, permitting, approval and reporting requirements imposed by federal, state, local and foreign laws. Our operations are subject to inspection and regulation by various governmental agencies, including the U.S. EPA, the Occupational Safety and Health Administration and equivalent state and local agencies, as well as their counterparts in various states and foreign countries. A major risk inherent in our operations is the need to obtain and renew permits from federal, state and local authorities. Delays in obtaining permits, the failure to obtain a permit or a renewal permit for a project, challenges to our permits by local communities, citizen groups, landowners or others opposed to their issuance or the issuance of a permit with unreasonable conditions or costs could limit our ability to effectively provide our services. We are also required to secure and maintain licenses required by several states which can take a significant amount of time and result in our inability or delays in our ability to bid on and execute certain projects. If we fail to secure or maintain any such licenses or if states place burdensome restrictions or limitations on our ability to obtain or maintain such licenses, we may not be able to operate in such states and our business, financial condition, results of operations or prospects may be materially adversely affected as a result.

        Our business may be further impacted by changes in federal, state and local requirements that set forth air and wastewater discharge parameters, constrain water availability and set quality and treatment standards. Our failure or inability to comply with the stringent standards set forth by regulating entities or to provide cost-effective and compliant design and construction solutions could result in fines or other penalties, and could have a material adverse effect on our business, financial condition, results of operations or prospects.

Foreign, federal, state and local environmental, health and safety laws and regulations impose substantial compliance requirements on our operations. Our operating costs could be significantly increased in order to comply with new or stricter regulatory standards imposed by foreign, federal and state environmental agencies.

        Our operations, products and services are governed by various foreign, federal, state and local environmental protection and health and safety laws and regulations, including, without limitation, the federal Safe Drinking Water Act, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Toxic Substances Control Act and the Federal Insecticide, Fungicide, and Rodenticide Act in the United States, the Registration, Evaluation and Authorization of Chemicals, or REACH, directive in Europe, and similar foreign, federal, state and local laws and regulations and permits issued under these laws by the foreign, federal, state and local environmental and health and safety regulatory agencies. These laws and regulations establish, among other things, criteria and standards for drinking water and for discharges into the waters of the United States and its states, for the proper management of hazardous and non-hazardous solid waste and for protection of public and worker health and safety. Pursuant to these laws, we are required to obtain various environmental permits from environmental regulatory agencies for our operations. We cannot assure you that our operations, products or services will be at all times in total compliance with these laws, regulations and permits or that we will be able to obtain or renew all required permits. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators and be subject to lawsuits, civil or criminal, seeking enforcement and/or injunctive relief. We may also be subject to civil claims by citizens groups seeking to enforce environmental laws. In the event of an accident or if we otherwise fail to comply with applicable regulations, we could lose our permits or approvals and/or be held liable for damages and monetary penalties.

        Environmental laws and regulations are complex and change frequently. These laws, and the enforcement thereof, have tended to become more stringent over time. It is possible that new standards could be imposed, either stricter or more lenient, that could result in the obsolescence of our products or lead to an interruption or suspension of our operations and have a material adverse effect on the productivity and profitability of a particular manufacturing facility, service or product or on us as a whole.

Wastewater operations entail significant risks that may impose significant costs.

        Wastewater treatment involves various unique risks. If our treatment systems fail or do not operate properly, or if there is a spill, untreated or partially treated wastewater could discharge onto property or into nearby streams and rivers, causing various damages and injuries, including environmental damage. These risks are most acute during periods of substantial rainfall or flooding, which are the main causes of sewer overflow and system failure. Liabilities resulting from such damages and injuries could materially adversely affect our business, financial condition, results of operations or prospects.

        These risks could be increased by the potential physical impacts of climate change on our operations. The physical impacts of climate change are highly uncertain and would vary depending on geographical location, but could include changing temperatures, water shortages, changes in weather and rainfall patterns and changing storm patterns and intensities. Many climate change predictions, if true, present several potential challenges to water and wastewater service providers, such as increased precipitation and flooding, potential degradation of water quality and changes in demand for water services.

Failure to comply with applicable anti-corruption and trade laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act, could result in fines and criminal penalties, causing a material adverse effect on our business, financial condition, results of operations or prospects.

        Due to our global operations, we are subject to regulation under a wide variety of U.S. federal and state and non-U.S. laws, regulations and policies related to anti-corruption and trade, including those related to export and import compliance, anti-trust and money laundering. The U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials or other persons for the purpose of obtaining or retaining business. The International Traffic in Arms Regulations generally require export licenses from the U.S. Department of State for goods, technical data and services sent outside the United States that have military or strategic applications. The Export Administration Regulations regulate the export of certain "dual use" goods, software and technologies, and in some cases requires export licenses from the U.S. Department of Commerce. Office of Foreign Asset Control regulations implement various sanctions programs that include prohibitions of restrictions on dealings with certain sanctioned countries, governments, entities and individuals. Our policies mandate compliance with these anti-bribery and trade laws, regulations and policies, and we have established policies and procedures designed to assist us and our personnel in compliance with applicable United States and international laws and regulations. However, we operate in parts of the world that are recognized as having governmental and commercial corruption and in certain circumstances, strict compliance with anti-bribery and trade laws, regulations and policies may conflict with local customs and practices. We cannot assure you that our internal control policies and procedures will always protect us from improper conduct of our employees or business partners. In the event that we believe or have reason to believe that our employees or agents have or may have violated applicable laws, including anti-corruption and trade laws, regulations and policies, we may be required to investigate or engage outside counsel to investigate the relevant facts and circumstances, which can be expensive and require significant time and attention from senior management. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, imprisonment, disgorgement of profits, debarment from government contracts and curtailment of operations in certain jurisdictions, and might materially adversely affect our business, financial condition, results of operations or prospects. In addition, actual or alleged violations could damage our reputation and diminish our ability to do business. Furthermore, detecting, investigating and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Our business, results of operations and financial condition may be materially adversely affected by risks associated with international sales and operations.

        Our international sales and operations are subject, in varying degrees, to risks inherent to doing business outside the United States. These risks include the following:

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  changes in trade protection measures, including tariff and trade barriers and import and export licensing requirements;

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  potential negative consequences from changes to taxation policies;

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  unanticipated changes in other laws, governmental policies and regulations, or in how such provisions are interpreted or administered;

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  risks associated with the withdrawal of the United Kingdom from the European Union, commonly known as "Brexit," including volatility in worldwide and European financial markets, potential restrictions on the free movement of goods and labor between the United Kingdom and the European Union and other impediments to our ability to transact within and between each of the United Kingdom and the European Union;

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  potential disruptions in our global supply chain;

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  possibility of unfavorable circumstances arising from host country laws or regulations;

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  restrictions on, or taxation of, dividends on repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate;

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  currency exchange rate fluctuations and restrictions on currency repatriation;

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  labor disturbances;

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  safety and security considerations;

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  increased costs and risks of developing and managing global operations, including our potential failure to implement global best practices, experiences of employee dissatisfaction and the improper allocation of resources, as a result of distance as well as language and cultural differences; and

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  political instability insurrection, armed conflict, terrorism or war.

        In addition to the general risks that we face outside the United States, our operations in emerging markets could involve additional uncertainties for us, including risks that governments may impose limitations on our ability to repatriate funds; governments may impose withholding or other taxes on remittances and other payments to us, or the amount of any such taxes may increase; an outbreak or escalation of any insurrection or armed conflict may occur; governments may seek to nationalize our assets; or governments may impose or increase investment barriers or other restrictions affecting our business. The emerging markets in which we are active, including China, pose other uncertainties, including the difficulty of enforcing agreements, collecting receivables, protecting of our intellectual property and other assets and pricing of our products appropriately, as well as higher business conduct risks, less qualified talent and risks of political instability. We cannot predict the impact such events might have on our business, financial condition, results of operations or prospects.

Our operations in China expose us to risks inherent in doing business there.

        We currently have operations and source and manufacture certain of our materials and products for global distribution from third-party suppliers and manufacturers in China. The political, legal and economic climate in China, both nationally and regionally, is fluid and unpredictable, and operating in China exposes us to political, legal and economic risks. Our ability to operate in China may be adversely affected by changes in U.S. and Chinese laws and regulations such as those related to, among other things, taxation, import and export tariffs, environmental regulations, land use rights, intellectual property, currency controls, network security, employee benefits and other matters, and we may not obtain or retain the requisite legal permits to continue to operate in China or we may become subject to costs or operational limitations imposed in connection with obtaining and complying with such permits. In addition, Chinese trade regulations are in a state of flux, and we may become subject to other forms of taxation, tariffs and duties in China. We may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet U.S. and international standards. We may also experience difficulty in managing relations with our employees, distributors, suppliers or customers, with whom disagreements or conflicts of interest could materially adversely affect our operations or our ability to source and manufacture certain of our materials and products in China. Further, the third parties we rely on in China may disclose our confidential information or intellectual property to competitors or third parties, which could result in the illegal distribution and sale of counterfeit versions of our products. Any of these factors could have a material adverse effect on our business, financial condition, results of operations or prospects.

        Additionally, the rapid development of the Chinese economy has led to increased labor costs, and the cost of labor in China may continue to increase in the future. Our results of operations will be materially and adversely affected if our labor costs, or the labor costs of our suppliers and manufacturers, increase significantly. We and our manufacturers and suppliers may be unable to find a sufficient number of qualified workers due to the intensely competitive and fluid market for skilled labor in China. Furthermore, pursuant to Chinese labor laws, employers in China are subject to various requirements when signing labor contracts, paying remuneration, determining the term of employees' probation and unilaterally terminating labor contracts. These labor laws and related regulations impose liabilities on employers and may significantly increase the costs of workforce reductions. If we decide to change or reduce our workforce, these labor laws could limit or restrict our ability to make such changes in a timely, favorable and effective manner. Any of these events could have a material adverse effect our business, financial condition, results of operations or prospects.

If we do not or cannot adequately protect our intellectual property, if third parties infringe our intellectual property rights, or if third parties claim that we are infringing or misappropriating their intellectual property rights, we may suffer competitive injury, expend significant resources enforcing our rights or defending against such claims, or be prevented from selling products or services.

        We own numerous patents, trademarks, service marks, copyrights, trade secrets and other intellectual property and licenses to intellectual property owned by others, which in aggregate are important to our business. The intellectual property rights that we obtain, however, may not provide our products and services with a significant competitive advantage because our rights may not be sufficiently broad or may be challenged, invalidated, or subject to government march-in or sovereign rights or compulsory licensing, sunshine laws, or be subject to freedom of information requests, or court-ordered public disclosure, or be subject to open-source software licensing, or be circumvented, independently developed or designed-around, misappropriated, disparaged, diluted, or stolen, particularly in countries where intellectual property rights laws are not highly developed, protected or enforced. Our failure to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property and the cost of enforcing our intellectual property rights could materially adversely impact our business, financial condition, results of operations or prospects.

        From time to time, we, or on occasion our suppliers, contractors or indemnified parties in our supply chain including end-users, receive notices from third parties alleging or warning of potential intellectual property infringement or misappropriation. Any dispute or litigation regarding intellectual property could be costly and time-consuming due to the complexity and the uncertainty of intellectual property litigation. Our intellectual property portfolio may not be useful in asserting a counterclaim, or negotiating a license, in response to a claim of infringement or misappropriation. We may incur significant costs and diversion of management attention and resources as a result of such claims of infringement or misappropriation, and we or our suppliers or sub-contractors could lose rights to critical technology, be unable to license critical technology, provide or sell critical products or services, or be required to pay substantial damages or license fees with respect to the infringed rights or be required to redesign, rework, re-program, or replace our or our customers' products, sub-components, software, or systems, or re-cast our valuable brands at substantial cost, any of which could materially adversely impact our competitive position, financial condition and results of operations even if we successfully defend against such claims of infringement or misappropriation.

We are increasingly dependent on the continuous and reliable operation of our information technology systems, and a disruption of these systems could materially adversely affect our business.

        We rely on our information technology systems in connection with the operation of our business, including with respect to customer service and billing, accounting and, in some cases, the monitoring and operation of our installations. Many of our products, services and solutions depend on the integrity of our information technology systems, including our Water One remote system, monitoring and data analytics features and our automated control solutions. In addition, we rely on our systems to manage maintenance and construction projects, materials and supplies and our human resource functions. A loss of these systems, major problems with the operation of these systems, the failure to properly implement these systems, including in customer installations, or the failure to identify market trends and continuously update our information technology systems could materially adversely affect our operations, sales and reputation and have a material adverse effect on our business, financial condition, results of operations or prospects.

        Specifically, our information technology systems may be vulnerable to damage or interruption from:

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  power loss, computer systems failures and internet, telecommunications or data network failures;

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  operator negligence or improper operation by, or supervision of, employees;

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  physical and electronic loss of data;

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  computer viruses;

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  intentional security breaches, hacking, denial of service actions, misappropriation of data and similar events; and

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  hurricanes, fires, floods, earthquakes and other natural disasters.

        Such incidents may result in the loss or compromise of customer, financial or operational data, disruption of billing, collections or normal field service activities, disruption of data analytics and electronic monitoring and control of operational systems and delays in financial reporting and other normal management functions. Possible impacts associated with a cybersecurity incident may include remediation costs related to lost, stolen, or compromised data, repairs to infrastructure, physical systems or data processing systems, increased cybersecurity protection costs, adverse effects on our compliance with regulatory and environmental laws and regulations, including standards for drinking water, litigation and reputational damage.

        We, and some of our third party vendors, have experienced cybersecurity attacks in the past and may experience them in the future, potentially with more frequency. To date, most of these attacks have been unsuccessful, and none have resulted in any material adverse impact to our business or operations. We have adopted measures to mitigate potential risks associated with information technology disruptions and cybersecurity threats, however, given the unpredictability of the timing, nature and scope of such disruptions, we could potentially be subject to production downtimes, operational delays, other detrimental impacts on our operations or ability to provide products and services to our customers, the compromising of confidential or otherwise protected information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems or networks, financial losses from remedial actions, loss of business or potential liability, regulatory enforcement actions and/or damage to our reputation, any of which could have a material adverse effect on our competitive position, results of operations, cash flows or financial condition. We also have a concentration of operations on certain sites, such as production and shared services centers, where business interruptions could cause material damage and costs. Transport of goods from suppliers, and to customers, could also be hampered for the reasons stated above.

        Although we continue to assess these risks, implement controls and perform business continuity and disaster recovery planning, we cannot be sure that interruptions with material adverse effects will not occur.

If we experience a significant data security breach or fail to detect and appropriately respond to a significant data security breach, our business and reputation could suffer.

        The nature of our business involves the receipt and storage of information about our customers, suppliers and employees. Further, we rely on various information technology systems to capture, process, store and report data in connection with the products, services and solutions that we provide to our customers, such as our Water One smart water technology. We have procedures in place to detect and respond to data security incidents. However, because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may be difficult to detect for long periods of time, we may be unable to anticipate these techniques or implement adequate preventive measures. In addition, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. We outsource administration of certain functions to vendors that could be targets of cyber attacks. Any theft, loss and/or fraudulent use of customer, employee or proprietary data as a result of a cyber attack could subject us to significant litigation, liability and costs, as well as adversely impact our reputation with customers and regulators, among others. Unauthorized parties may also attempt to gain access to our systems or facilities and to our proprietary business information. If our efforts to protect the security of information about our customers, suppliers and employees are unsuccessful, a significant data security breach may result in costly government enforcement actions, private litigation and negative publicity resulting in reputation or brand damage with customers, and our business, financial condition, results of operations or prospects could suffer.

Our business could be adversely affected by inflation and other manufacturing and operating cost increases.

        Our operating costs are subject to fluctuations, particularly due to changes in commodity prices, raw materials, energy and related utilities, freight and cost of labor. In order to remain competitive, we may not be able to recuperate all or a portion of these higher costs from our customers through product price increases. In addition, many of our contracts are long-term in nature, and our failure to negotiate price escalation provisions, or to obtain adequate price escalation provisions, in our long-term contracts could, in the event of an inflationary or otherwise cost-increasing environment, have a material adverse effect on our business, financial condition, results of operations or prospects. Further, in a declining price environment, our operating margins may contract because we account for inventory costs on the basis of an average or first-in, first-out method. Actions we take to mitigate volatility in manufacturing and operating costs may not be successful and, as a result, our business, financial condition, results of operations or prospects could be materially and adversely affected.

Recently enacted changes to the U.S. tax laws may have a material adverse impact on our business.

        On December 20, 2017, The U.S. House of Representatives and the U.S. Senate each voted to approve H.R. 1 (commonly referred to as the "Tax Cuts and Jobs Act"), and on December 22, 2017, President Trump signed the Tax Cuts and Jobs Act into law. The Tax Cuts and Jobs Act significantly impacts U.S. taxation of corporations. The Tax Cuts and Jobs Act reduces the U.S. corporate tax rate, introduces a capital investment deduction, limits the interest deduction, limits certain deductions for executive compensation, and makes certain changes to the international tax system, including the taxation of the accumulated foreign earnings of U.S. multinational corporations. The legislation could have a material adverse impact on our business. In particular, the Tax Cuts and Jobs Act will limit interest deductions to 30% of earnings, as adjusted for tax purposes. The Tax Cuts and Jobs Act will further require us to include in our gross income computation, for U.S. federal income tax purposes, our pro rata share of the global intangible low-taxed income ("GILTI") generated by our non-U.S. subsidiaries; the computations related to such inclusions, deductions and credits under this new provision are complex and we are still evaluating whether it is likely to impact us. The Tax Cuts and Jobs Act will also limit the application of NOLs generated after December 31, 2017 to 80% of income generated in future years. These provisions could increase our tax liability. We cannot predict the resulting impact any such enactment will have on our financial results. However the new legislation could materially and adversely impact our business, financial condition, cash flows and results of operations.

Our ability to use our net operating loss carryforwards may be limited.

        As of September 30, 2017, we had approximately $147.0 million of U.S. federal and state net operating loss carryforwards ("NOLs"). Our NOLs begin to expire in 2019. Utilization of these NOLs depends on many factors, including our future income, which cannot be assured. We have full valuation allowance against the NOLs. In addition, the Tax Cuts and Jobs Act will limit the application of NOLs generated after December 31, 2017 to 80% of income generated in future years. The Tax Cuts and Jobs Act reduced the U.S. corporate tax rate, which resulted in a reduction of the expected cash tax benefit that would arise from any future utilization of our NOLs. Finally, in addition, Section 382 of the Internal Revenue Code of 1986, as amended ("Section 382"), generally imposes an annual limitation on the amount of taxable income that may be offset by NOLs when a corporation has undergone an "ownership change" (as determined under Section 382). Generally, a corporation experiences such an ownership change if the percentage of its stock owned by its "5-percent shareholders," as defined in Section 382, increases by more than 50 percentage points (by value) over a three-year period. Any unused annual limitation may, subject to certain limitations, be carried over to later years. We may undergo an ownership change in the future, including an ownership change as a result of the combined effect of our initial public offering and future equity offerings, which would result in an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate as defined in Section 382, increased under certain circumstances as a result of recognizing built-in gains in our assets existing at the time of the ownership change. The limitations arising from any ownership change may prevent utilization of our NOLs prior to their expiration. Future ownership changes or regulatory changes could further limit our ability to utilize our NOLs. To the extent we are not able to offset our future income with our NOLs, this could adversely affect our operating results and cash flows if we attain profitability.

Changes in our effective tax rates may adversely affect our financial results.

        We offer our products, services and solutions in more than 100 countries and 16.4% of our revenue was generated outside the United States in fiscal 2017. Given the global nature of our business, a number of factors may increase our future effective tax rates, including:

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  the jurisdictions in which profits are determined to be earned and taxed;

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  sustainability of historical income tax rates in the jurisdictions in which we conduct business;

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  the resolution of issues arising from tax audits with various tax authorities; and

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  changes in the valuation of our deferred tax assets and liabilities, and changes in deferred tax valuation allowances.

        Any significant increase in our future effective tax rates could reduce net income for future periods.

Our historical consolidated financial information may not be representative of our results if we had operated independently of Siemens and does not reflect further changes to our management structure following our separation from Siemens and, as a result, may not be a reliable indicator of the results that we will achieve as an independent company.

        Prior to the Acquisition in fiscal 2014, we operated as a subsidiary of Siemens. Consequently, some of the financial information incorporated by reference in this prospectus has been derived from the combined and consolidated financial statements and accounting records of Siemens and reflects assumptions and allocations made by Siemens. Our financial position, results of operations and cash flows, as presented, may be different from those that would have resulted if we had been operated as a standalone company or by a company other than Siemens. Since our business had represented a portion of the Siemens' business, the selected financial data presented for fiscal 2013 in "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 is not necessarily indicative of our current or future performance and does not reflect what our performance would have been had we operated as a separate stand-alone entity during this period. Further, in fiscal 2016, we effected an organizational redesign to align the management activities of certain of our business centers with functional leaders and, in connection with our acquisition of Neptune-Benson on April 15, 2016 (the "Neptune-Benson Acquisition"), we created a new Aquatics and Disinfection division, which we subsequently merged into our Products Segment. This realignment has had implications on how we manage our business. As a result, our historical financial information may not be a reliable indicator of our future results or the results that we will achieve following the acquisitions and divestitures that we have made and the realignment of our management structure following our separation from Siemens.

We are a holding company with no operations of our own, and we depend on our subsidiaries for cash.

        We are a holding company and do not have any material assets or operations other than ownership of equity interests of our subsidiaries. Our operations are conducted almost entirely through our subsidiaries, and our ability to generate cash to meet our obligations or to pay dividends, if any, is highly dependent on the earnings of, and receipt of funds from, our subsidiaries through dividends or intercompany loans. The ability of our subsidiaries to generate sufficient cash flow from operations to allow us and them to make scheduled payments on our debt obligations will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. We cannot assure you that the cash flow and earnings of our operating subsidiaries will be adequate for our subsidiaries to service their debt obligations. Additionally, under the terms of our the agreement governing our senior secured credit facilities, our operating subsidiaries are currently limited in their ability to pay cash dividends to us, and we expect these limitations to continue in the future under the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. If our subsidiaries do not generate sufficient cash flow from operations to satisfy corporate obligations, we may have to undertake alternative financing plans (such as refinancing), restructure debt, sell assets, reduce or delay capital investments or seek to raise additional capital. We cannot assure you that any such alternative refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our obligations, or to refinance our obligations on commercially reasonable terms, could have a material adverse effect on our business, financial condition, results of operations or prospects.

        Furthermore, we and our subsidiaries may incur substantial additional indebtedness in the future that may severely restrict or prohibit our subsidiaries from making distributions, paying dividends, if any, or making loans to us.

We may incur impairment charges for our goodwill and other indefinite-lived intangible assets which would negatively impact our operating results.

        We have a significant amount of goodwill and purchased intangible assets on our balance sheet as a result of the Acquisition and subsequent acquisitions we have completed, including the Neptune-Benson Acquisition. As of December 31, 2017, the net carrying value of our goodwill and other indefinite-lived intangible assets totaled approximately $355.1 million, including $143.7 million related to Neptune-Benson. The carrying value of goodwill represents the fair value of an acquired business in excess of identifiable assets and liabilities as of the acquisition date. The carrying value of indefinite-lived intangible assets represents the federal hazardous waste treatment management permits obtained for locations operated by the Industrial segment. We do not amortize goodwill and indefinite-lived intangible assets that we expect to contribute indefinitely to our cash flows, but instead we evaluate these assets for impairment at least annually, or more frequently if changes in circumstances indicate that a potential impairment could exist. In testing for impairment, we will make a qualitative assessment, and if we believe that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative two-step goodwill impairment test is required. Significant negative industry or economic trends, disruptions to our business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of the assets, divestitures and market capitalization declines may impair our goodwill and other indefinite-lived intangible assets. Any charges relating to such impairments could materially adversely affect our financial condition and results of operations.

Risks Relating to our Indebtedness

Our substantial indebtedness could adversely affect our financial condition and limit our ability to raise additional capital to fund our operations.

        We have a significant amount of indebtedness. As of December 31, 2017, we had total indebtedness of $804.1 million, including $794.6 million of borrowings under our term loan facility, no borrowings under our revolving credit facility, and $9.5 million in borrowings related to BOO financing. We also had $6.5 million of letters of credit issued under our $125.0 million revolving credit facility and an additional $12.2 million of letters of credit issued under a separate uncommitted facility as of December 31, 2017.

        Our high level of indebtedness could have important consequences to us, including:

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  making it more difficult for us to satisfy our obligations with respect to our debt;

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  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions or other general corporate requirements;

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  requiring a substantial portion of our cash flows to be dedicated to debt service payments and/or debt repayment instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, investments or acquisitions or other general corporate purposes;

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  increasing our vulnerability to adverse changes in general economic, industry and competitive conditions;

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  exposing us to the risk of increased interest rates as borrowings under our senior secured credit facilities (to the extent not hedged) bear interest at variable rates, which could further adversely impact our cash flows;

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  limiting our flexibility in planning for and reacting to changes in our business and the industry in which we compete;

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  restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

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  impairing our ability to obtain additional financing in the future;

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  placing us at a disadvantage compared to other, less leveraged competitors; and

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  increasing our cost of borrowing.

        Any one of these limitations could have a material effect on our business, financial condition, results of operations, prospects and our ability to satisfy our obligations in respect of our outstanding debt.

Despite our current debt levels, we may incur substantially more indebtedness, which could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur additional indebtedness in the future, which may be secured. While the agreement governing our senior secured credit facilities limits our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and thus, notwithstanding these restrictions, we may still be able to incur substantially more debt. In addition, provided that no default or event of default (as defined in the agreement governing our senior secured credit facilities) has occurred and is continuing, we have the option to add one or more incremental term loan or revolving credit facilities or increase commitments under our revolving credit facility by an aggregate amount which does not cause our total first lien net leverage ratio, on a pro forma basis (in each case, as defined in the agreement governing our senior secured credit facilities), to exceed 4.50 to 1.00, plus up to an additional $100.0 million (excluding incremental revolving credit facilities or increases under our revolving credit facility in an aggregate principal amount not to exceed $30.0 million) (all of which remains available as of September 30, 2017). On November 7, 2017, we used a portion of the proceeds of our initial public offering to repay approximately $104.9 million of indebtedness (including accrued and unpaid interest) under the term loan facility. See also "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017. To the extent that we incur additional indebtedness, the risks that we now face related to our substantial indebtedness could increase.

To service our indebtedness, we require a significant amount of cash, which depends on many factors beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facilities in amounts sufficient to enable us to fund our liquidity needs.

        If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

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  refinancing or restructuring our debt;

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  selling assets; or

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  seeking to raise additional capital.

        We cannot assure you that we would be able to enter into these alternative financing plans on commercially reasonable terms or at all. Moreover, any alternative financing plans that we may be required to undertake would still not guarantee that we would be able to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to obtain alternative financing, could materially adversely affect our business, financial condition, results of operations or prospects. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

We will need to repay or refinance borrowings under our senior secured credit facilities.

        Our revolving credit facility and term loan facility are scheduled to mature in December 2022 and December 2024, respectively (other than $37.5 million under the revolving credit facility which is scheduled to mature in January 2019). We will need to repay, refinance, replace or otherwise extend the maturity of our senior secured credit facilities. Our ability to repay, refinance, replace or extend these facilities by their maturity dates will be dependent on, among other things, business conditions, our financial performance and the general condition of the financial markets. If a financial disruption were to occur at the time that we are required to repay indebtedness outstanding under our senior secured credit facilities, we could be forced to undertake alternate financings, including a sale of additional common stock, negotiate for an extension of the maturity of our senior secured credit facilities or sell assets and delay capital expenditures in order to generate proceeds that could be used to repay indebtedness under our senior secured credit facilities. We cannot assure you that we will be able to consummate any such transaction on terms that are commercially reasonable, on terms acceptable to us or at all.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

        Borrowings under our senior secured credit facilities are at variable rates of interest and expose us to interest rate risk. Interest rates are still near historically low levels and are projected to rise in the future. If interest rates rise, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed may remain the same, and our net income and cash flows will correspondingly decrease. Assuming no prepayments of the term loan facility (which had $794.6 million outstanding as of December 31, 2017) and that our revolving credit facility was fully drawn, each 0.125% change in interest rates would result in an approximate change of $1.2 million in annual interest expense on the indebtedness under our senior secured credit facilities. On December 20, 2017, we amended the agreement governing our senior secured credit facilities to, among other things, (i) reduce the interest rate spread applicable to term loans thereunder; (ii) reduce the interest rate spread applicable to revolving credit loans of certain revolving credit lenders who agreed to the extension of maturity; (iii) extend the maturity of term loans thereunder and (iv) extend the maturity of the revolving credit loans of certain revolving lenders. See also "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 incorporated by reference into this prospectus.

The covenants in our senior secured credit facilities impose restrictions that may limit our operating and financial flexibility.

        Our senior secured credit facilities contain a number of significant restrictions and covenants that limit our ability, among other things, to:

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  incur additional indebtedness;

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  pay dividends or distributions on our capital stock or repurchase or redeem our capital stock;

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  prepay, redeem or repurchase specified indebtedness;

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  create certain liens;

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  sell, transfer or otherwise convey certain assets;

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  make certain investments;

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  create dividend or other payment restrictions affecting subsidiaries;

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  engage in transactions with affiliates;

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  create unrestricted subsidiaries;

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  consolidate, merge or transfer all or substantially all of our assets or the assets of our subsidiaries;

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  enter into agreements containing certain prohibitions affecting us or our subsidiaries; and

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  enter into new lines of business.

        In addition, the senior secured credit facilities contain a financial covenant requiring us to comply with a 5.55 to 1.00 first lien net leverage ratio test. This financial covenant is solely for the benefit of the lenders under our revolving credit facility and is tested as of the last day of a quarter on which the aggregate amount of revolving loans and letters of credit outstanding under the revolving credit facility (net of cash collateralized letters of credit and undrawn outstanding letters of credit in an amount of up to 50% of the revolving credit facility) exceeds 25% of the total commitments thereunder.

        These covenants could materially adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand and pursue our business strategies and otherwise conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions and changes in regulations, and we cannot assure you that we will be able to comply with such covenants. These restrictions also limit our ability to obtain future financings to withstand a future downturn in our business or the economy in general. In addition, complying with these covenants may also cause us to take actions that may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

        A breach of any covenant in our senior secured credit facilities or the agreements and indentures governing any other indebtedness that we may have outstanding from time to time would result in a default under that agreement or indenture after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and an acceleration of, the debt outstanding under other debt agreements. If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if new financing were available at that time, it may not be on terms that are acceptable to us or terms as favorable as our current agreements. If our debt is in default for any reason, our business, results of operations and financial condition could be materially and adversely affected.

Risks Relating to our Common Stock and this Offering

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the public offering price.

        The trading price of our common stock could be volatile, and you could lose all or part of your investment. We cannot assure you that an active public market for our common stock will be sustained. The following factors, in addition to other factors described in this "Risk Factors" section and included elsewhere and incorporated by reference in this prospectus, may have a significant impact on the market price of our common stock:

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  negative trends in global economic conditions or activity levels in our industry;

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  changes in our relationship with our customers or in customer needs, expectations or trends;

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  announcements concerning our competitors or our industry in general;

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  our ability to implement our business strategy;

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  our ability to complete and integrate acquisitions;

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  actual or anticipated fluctuations in our quarterly or annual operating results;

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  trading volume of our common stock;

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  the failure of securities analysts to cover the Company or changes in analysts' financial estimates;

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  severe weather, natural disasters, acts of war or terrorism or other external events;

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  economic, legal and regulatory factors unrelated to our performance;

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  changes in accounting principles;

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  the loss of any of our management or key personnel;

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  sales of our common stock by us, our executive officers and directors or our stockholders (including certain affiliates of AEA) in the future; and

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  general economic and market conditions and overall fluctuations in the U.S. equity markets.

        In addition, broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance, and factors beyond our control may cause our stock price to decline rapidly and unexpectedly.

Because AEA controls a significant percentage of our common stock, it may influence major corporate decisions, and the interests of AEA and its affiliates, including certain of our directors, may conflict with your interests as an owner of our common stock and those of the Company.

        AEA currently owns 40.6% of our common stock and will own approximately 32.2% after the completion of this offering (or 30.9% after the completion of this offering if the underwriters exercise in full their option to purchase additional shares). Through this beneficial ownership and a stockholders' agreement and irrevocable voting proxies, pursuant to which certain of our stockholders have agreed to vote all of their shares to elect one individual to our board of directors that has been nominated by AEA (so long as AEA holds an aggregate of at least 10% of our outstanding common stock), AEA may be deemed to beneficially own, after the completion of this offering, approximately 54.7% of the voting power of our outstanding common stock (or 52.5% if the underwriters exercise in full their option to purchase additional shares). In addition, for a period of two years following the closing of our initial public offering, so long as AEA holds an aggregate of at least 20% of our outstanding common stock, certain of these stockholders have also agreed to irrevocably appoint AEA as their proxy to vote all of their shares of our common stock with respect to the election of any member of our board of directors, and in the aggregate, AEA and these other stockholders beneficially own more than 50% of our outstanding common stock. As a result, AEA will be able to influence matters requiring approval by our stockholders and/or our board of directors, including the election of directors and the approval of business combinations or dispositions and other extraordinary transactions. See "Certain Relationships and Related Party Transactions."

        AEA may have interests that are different from yours and may vote in a way with which you disagree and which may be adverse to your interests. Further, AEA's concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our common stock to decline or prevent our stockholders from realizing a premium over the market price for their common stock. Additionally, AEA and its affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or supply us with goods and services. Stockholders should consider that the interests of AEA may differ from their interests in material respects.

        Three of our eight directors are currently affiliated with AEA. These persons will have fiduciary duties to both us and AEA. As a result, they may have real or apparent conflicts of interest on matters affecting both us and AEA, which in some circumstances may have interests adverse to ours. In addition, as described below under "Description of Capital Stock," our amended and restated certificate of incorporation provides that the doctrine of "corporate opportunity" will not apply with respect to us, to AEA or certain related parties or any of our directors who are employees of AEA or its affiliates in a manner that would prohibit them from investing in competing businesses or doing business with our customers. AEA or its affiliates may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. To the extent they invest in such other businesses, AEA and its affiliates, including affiliates of AEA who serve on our board of directors, may have interests that differ from those of our other stockholders.

Sales, or the potential for sales, of a substantial number of shares of our common stock in the public market by us or our existing stockholders could cause our stock price to fall.

        Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

        In connection with this offering, we, our directors and executive officers and the selling stockholders have entered into lock-up agreements that restrict the stockholders' ability to transfer shares of our common stock, other than in connection with this offering, for 90 days from the date of this prospectus, subject to certain customary exceptions. In addition, holders of substantially all of our common stock outstanding prior to our initial public offering agreed to not transfer their shares of our common stock, except in certain circumstances, until the date that is 180 days from the date of the final prospectus for our initial public offering. The representatives of the underwriters of our initial public offering have waived certain of such initial public offering lock-up agreements to permit the filing of the registration statement of which this prospectus forms a part and have waived certain of the initial public offering lock-up agreements to permit the sale of our common stock in this offering by the selling stockholders (which include directors and officers of the Company). After this offering, we will have 113,769,744 outstanding shares of common stock based on the number of shares outstanding as of March 1, 2018, after giving effect to the Net Exercise. Of the 113,264,492 shares of our common stock outstanding as of March 1, 2018, all of the 31,944,443 shares sold in our initial public offering are, and the 17,500,000 shares to be sold in this offering will be, immediately tradable without restriction under the Securities Act, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described in "Shares Eligible for Future Sale."

        In addition, pursuant to the terms of a registration rights agreement, the holders of substantially all of these shares, other than AEA, have agreed to not sell any shares pursuant to Rule 144 of the Securities Act or in another private placement for a period of two years following the closing of our initial public offering, unless consented to by our board of directors or sold to certain permitted transferees. Following this offering, approximately 64,325,301 shares are subject to the lock-up agreements and contractual restrictions described above. Following the expiration of the applicable lock-up period and these contractual restrictions, such shares will become eligible for sale, as calculated and described in more detail in the section entitled "Shares Eligible for Future Sale." In addition, shares issued or issuable upon exercise of options vested as of the expiration of the lock-up period will be eligible for sale at that time or, if not subject to the lock-up agreements described above, will be eligible for sale immediately following exercise of such options, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described in "Shares Eligible for Future Sale." Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

        Moreover, after this offering, holders of an aggregate of 64,325,301 shares of our common stock have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Registration of these shares under the Securities Act, would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

If securities or industry analysts cease publishing research or reports about us, our business or our markets, or if they adversely change their recommendations or publish negative reports regarding our business or our stock, our stock price and trading volume could materially decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our markets or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price could materially decline. If any analyst who may cover us were to cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to materially decline.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

        Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of the Delaware General Corporation Law (the "DGCL"), could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

  •
  establishing a classified board of directors such that not all members of the board of directors are elected at one time;

  •
  allowing the authorized number of our directors to be determined exclusively by resolution of our board of directors and granting to our board of directors the sole power to fill any vacancy on the board of directors;

  •
  limiting the ability of stockholders to remove directors without cause;

  •
  providing that our board of directors is expressly authorized to adopt, or to alter or repeal, our amended and restated bylaws;

  •
  authorizing the issuance of "blank check" preferred stock by our board of directors, without further stockholder approval, to thwart a takeover attempt;

  •
  prohibiting stockholder action by written consent (and, thus, requiring that all stockholder actions be taken at a meeting of our stockholders);

  •
  eliminating the ability of stockholders to call a special meeting of stockholders;

  •
  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at annual stockholder meetings; and

  •
  requiring the approval of the holders of at least two-thirds of the voting power of all outstanding stock entitled to vote thereon, voting together as a single class, to amend or repeal our amended and restated certificate of incorporation or amended and restated bylaws.

        In addition, while we have opted out of Section 203 of the DGCL, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder, unless:

  •
  prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

  •
  at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

        These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our Company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire. See "Description of Capital Stock."

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the DGCL or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. By becoming a stockholder in our Company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of 2002.

        We are in the process of evaluating our internal controls systems to allow management to report on, and our independent auditors to audit, our internal controls over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). We will be required to comply with Section 404 in full (including an auditor attestation on management's internal controls report) in our annual report on Form 10-K for the fiscal year ending September 30, 2018 (subject to any change in applicable SEC rules). Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board ("PCAOB") rules and regulations that remain unremediated. As a public company, we are required to report, among other things, control deficiencies that constitute a "material weakness" or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A "significant deficiency" is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting.

        If we fail to implement the requirements of Section 404 in a timely manner, regulatory authorities such as the SEC or the PCAOB might subject us to sanctions or investigation. If we do not implement improvements to our disclosure controls and procedures or to our internal controls in a timely manner, our independent registered public accounting firm may not be able to certify as to the effectiveness of our internal controls over financial reporting pursuant to an audit of our controls. This may subject us to adverse regulatory consequences or a loss of confidence in the reliability of our financial statements. We could also suffer a loss of confidence in the reliability of our financial statements if our independent registered public accounting firm reports a material weakness in our internal controls, if we do not develop and maintain effective controls and procedures or if we are otherwise unable to deliver timely and reliable financial information.

        Additionally, effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inadequate internal controls could also cause investors to lose confidence in our reported financial information. Any loss of confidence in the reliability of our financial statements or other negative reaction to our failure to develop timely or adequate disclosure controls and procedures or internal controls could result in a decline in the price of our common stock. In addition, if we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

We do not currently expect to pay any cash dividends.

        We currently anticipate that we will retain future earnings for the development, operation and expansion of our business, and the continued operation and expansion of our business will require substantial funding. Accordingly, we do not currently anticipate declaring or paying any cash dividends on shares of our common stock in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant. We are a holding company, and substantially all of our operations are carried out by our operating subsidiaries. Under our senior secured credit facilities, our operating subsidiaries are currently limited in their ability to pay cash dividends, and we expect these limitations to continue in the future. Our ability to pay dividends may also be limited by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. Accordingly, if you purchase shares in this offering, realization of a gain on your investment in shares of our common stock will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act and the NYSE, may strain our resources, increase our costs and divert management's attention, and we may be unable to comply with these requirements in a timely or cost-effective manner.

        As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the corporate governance standards of the Sarbanes-Oxley Act and the NYSE. These requirements place a strain on our management, systems and resources and we will incur significant legal, accounting, insurance and other expenses that we did not incur as a private company. The Exchange Act requires us to file annual, quarterly and current reports with respect to our business and financial condition within specified time periods and to prepare a proxy statement with respect to our annual meeting of stockholders. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. The NYSE requires that we comply with various corporate governance requirements. To maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting and comply with the Exchange Act and NYSE requirements, significant resources and management oversight will be required. This may divert management's attention from other business concerns and lead to significant costs associated with compliance, which could have a material adverse effect on us and the price of our common stock.

        The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or its committees or as our executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in governance and reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of these costs. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

We may be subject to securities litigation, which is expensive and could divert management attention.

        Our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition, results of operations or prospects. Any adverse determination in litigation could also subject us to significant liabilities.

We are a "controlled company" within the meaning of the corporate governance standards of the NYSE and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements.

        Following the completion of this offering, we expect to continue to be a "controlled company" within the meaning of the corporate governance standards of the NYSE. A company of which more than 50% of the voting power is held by an individual, a group or another company is a "controlled company" within the meaning of the corporate governance standards of the NYSE and may elect not to comply with certain corporate governance requirements of the NYSE, including:

  •
  the requirement that a majority of our board of directors consist of independent directors;

  •
  the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

        We intend to continue to rely on all of the exemptions listed above. If we continue to utilize the exemptions, we will not have a majority of independent directors and our nominating and corporate governance and compensation committees will not consist entirely of independent directors. As a result, our board of directors and those committees may have more directors who do not meet the NYSE's independence standards than they would if those standards were to apply. The independence standards are intended to ensure that directors who meet those standards are free of any conflicting interest that could influence their actions as directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

        In addition, on June 20, 2012, the SEC adopted Rule 10C-1 under the Exchange Act to implement provisions of the Dodd-Frank Act pertaining to compensation committee independence and the role and disclosure of compensation consultants and other advisers to the compensation committee. The national securities exchanges have since adopted amendments to their existing listing standards to comply with provisions of Rule 10C-1, and on January 11, 2013, the SEC approved such amendments. The amended listing standards require, among other things, that

  •
  compensation committees be composed of fully independent directors, as determined pursuant to new and existing independence requirements;

  •
  compensation committees be explicitly charged with hiring and overseeing compensation consultants, legal counsel and other committee advisers; and

  •
  compensation committees are required to consider, when engaging compensation consultants, legal counsel or other advisers, certain independence factors, including factors that examine the relationship between the consultant or adviser's employer and us.

        As a "controlled company," we will not be subject to these compensation committee independence requirements, and accordingly, you will not have the same protections afforded to stockholders of companies that are subject to these compensation committee independence requirements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "projection," "seek," "should," "will" or "would" or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which we operate, including growth of our various markets, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance contained or incorporated by reference in this prospectus are forward-looking statements.

        We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those contained or incorporated by reference in this prospectus may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

  •
  general global economic and business conditions;

  •
  our ability to compete successfully in our markets;

  •
  our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins;

  •
  our ability to implement our growth strategy, including acquisitions and our ability to identify suitable acquisition targets;

  •
  our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy;

  •
  delays in enactment or repeals of environmental laws and regulations;

  •
  the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials;

  •
  risks associated with product defects and unanticipated or improper use of our products;

  •
  the potential for us to incur liabilities to customers as a result of warranty claims of failure to meet performance guarantees;

  •
  our ability to meet our customers' safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases;

  •
  litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects;

  •
  seasonality of sales and weather conditions;

  •
  risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers;

  •
  the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion;

  •
  risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith;

  •
  risks associated with international sales and operations, including our operations in China;

  •
  our ability to adequately protect our intellectual property from third-party infringement;

  •
  our increasing dependence on the continuous and reliable operation of our information technology systems;

  •
  risks related to our substantial indebtedness;

  •
  our need for a significant amount of cash, which depends on many factors beyond our control;

  •
  risks related to AEA's ownership interest in us; and

  •
  other risks and uncertainties, including those listed under "Risk Factors" and in "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, which is incorporated by reference in this prospectus.

        Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this prospectus are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

        Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

 USE OF PROCEEDS

        The selling stockholders will receive all of the net proceeds from the sale of shares in this offering.

        We will not receive any proceeds from the sale of shares by the selling stockholders. We will, however, bear the costs associated with the sale of shares by the selling stockholders, other than any underwriting discounts and commissions, which will be borne by the selling stockholders.

 PRICE RANGE OF COMMON STOCK

        Our common stock has been listed on the NYSE since November 2, 2017. Our initial public offering was priced at $18.00 per share on November 1, 2017. Prior to that date, there was no public market for our stock. The following table sets forth, for the indicated periods, the high and low sales prices per share for our common stock on the NYSE.

	High	Low
Fiscal 2018:
First quarter (starting November 2, 2017)	$24.52	$19.10
Second quarter (through March 14, 2018)	$25.36	20.40

        On March 14, 2018 the last reported sale price of our common stock on the NYSE was $22.81 per share. As of March 1, 2018, we had 321 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

 DIVIDEND POLICY

        We do not currently expect to pay any cash dividends on our common stock for the foreseeable future. Instead, we intend to retain future earnings, if any, for the future operation and expansion of our business and the repayment of indebtedness. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors that our board of directors may deem relevant. Our business is conducted through our subsidiaries. Dividends from, and cash generated by, our subsidiaries will be our principal sources of cash to repay indebtedness and fund operations. Accordingly, our ability to pay dividends to our stockholders is dependent on the earnings and distributions of funds from our subsidiaries. In addition, the covenants in the agreements governing our existing indebtedness, including the senior secured credit facilities, significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. See "Risk Factors—Risks Relating to our Business—We are a holding company with no operations of our own, and we depend on our subsidiaries for cash" and "Risk Factors—Risks Relating to our Common Stock and this Offering—We do not currently expect to pay any cash dividends."

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2018, and as adjusted to reflect the sale of the shares of common stock offered in this offering for:

  •
  each person or entity who is known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors and named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each selling stockholder.

        Each stockholder's percentage ownership before and after the completion of this offering is based on 113,264,492 shares of common stock outstanding as of March 1, 2018, plus, in each case, the number of shares of common stock such stockholder has the right to acquire, including through the exercise of options, within 60 days of March 1, 2018.

        Information with respect to beneficial ownership has been furnished to us by each director, executive officer or stockholder listed in the table below, as the case may be. The amounts and percentages of our common stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after March 1, 2018, including any shares of our common stock subject to an option that has vested or will vest within 60 days after March 1, 2018. More than one person may be deemed to be a beneficial owner of the same securities.

        Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, the address for each person or entity listed below is c/o Evoqua Water Technologies Corp., 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

			Shares to be Sold in this Offering		After this Offering
					Common Stock Beneficially Owned Assuming Underwriters' Option to Purchase Additional Shares is not Exercised		Common Stock Beneficially Owned Assuming Underwriters' Option to Purchase Additional Shares is Exercised in Full
				Assuming Underwriters' Option to Purchase Additional Shares is Exercised in Full
	Prior to this Offering		Assuming Underwriters' Option to Purchase Additional Shares is not Exercised
	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage	Number	Number	Number	Percentage	Number	Percentage
5% Stockholders
AEA(1)	45,972,599	40.6%	9,524,997	10,953,746	36,447,602	32.2%	35,018,853	30.9%
bcIMC Private Placement (2013) Investment Corporation(2)	8,826,740	7.8%	1,828,800	2,103,120	6,997,940	6.2%	6,723,620	5.9%
Havelock Fund Investments Pte Ltd(3)	8,087,290	7.1%	1,782,248	2,049,585	6,305,042	5.6%	6,037,705	5.3%
Pictet Private Equity Investors SA(4)	7,355,616	6.5%	1,523,999	1,752,598	5,831,617	5.1%	5,603,018	4.9%

			Shares to be Sold in this Offering		After this Offering
					Common Stock Beneficially Owned Assuming Underwriters' Option to Purchase Additional Shares is not Exercised		Common Stock Beneficially Owned Assuming Underwriters' Option to Purchase Additional Shares is Exercised in Full
				Assuming Underwriters' Option to Purchase Additional Shares is Exercised in Full
	Prior to this Offering		Assuming Underwriters' Option to Purchase Additional Shares is not Exercised
	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage	Number	Number	Number	Percentage	Number	Percentage
Directors and Named Executive Officers
Ronald C. Keating(5)(6)	2,040,863	1.8%	294,149	338,271	1,517,982	1.3%	1,473,860	1.3%
Benedict J. Stas(6)(7)	647,330	*	86,950	99,993	469,367	*	456,324	*
Anthony J. Webster(6)(8)	174,549	*	19,605	22,545	136,486	*	133,546	*
Vincent Grieco(9)	139,043	*	19,981	22,978	119,062	*	116,065	*
James Kohosek(10)	101,090	*	22,278	25,620	78,812	*	75,470	*
Martin Lamb(11)	467,444	*	93,765	107,830	373,679	*	359,614	*
Nick Bhambri(12)	314,595	*	—	—	314,595	*	314,595	*
Gary Cappeline(13)	—	—	—	—	—	—	—	—
Judd Gregg(6)(14)	179,807	*	24,531	28,211	148,296	*	144,616	*
Brian R. Hoesterey(13)	—	—	—	—	—	—	—	—
Vinay Kumar(13)	—	—	—	—	—	—	—	—
Peter M. Wilver	—	—	—	—	—	—	—	—
All executive officers and directors as a group (17 persons)(6)	5,678,029	4.8%	769,599	885,041	3,881,119	3.3%	3,758,808	3.3%
Other Selling Stockholders
2014 Water LLC(15)	102,161	*	21,167	24,342	80,994	*	77,819	*
Abramo, Stefan M.(16)	94,512	*	20,828	23,952	73,684	*	70,560	*
bcIMC (WCBAF) Private Placement (2013) Investment Corporation(17)	1,389,395	1.2%	287,867	331,047	1,101,528	*	1,058,348	*
Fokas, Michael G.(18)	82,858	*	18,084	20,797	64,774	*	62,061	*
FW RMB Nansemond Investors LLC(19)	919,451	*	190,500	219,075	728,951	*	700,376	*
Hack, Pieter(20)	103,031	*	20,264	23,304	82,767	*	79,727	*
Jungfrau SICAV-SIF(21)	1,532,419	1.4%	317,499	365,123	1,214,920	1.1%	1,167,296	1.0%
Kinnaird, Malcolm Bruce(6)(22)	628,274	*	138,456	159,225	397,104	*	376,335	*
LCY Investments Corp.(23)	204,322	*	45,028	51,782	159,294	*	152,540	*
May, Edward(6)(24)	168,928	*	37,227	42,812	96,428	*	90,843	*
McClean, Jonathan(25)	222,480	*	45,976	52,872	176,504	*	169,608	*
Monte Rosa Funds SICAV-SIF(26)	102,161	*	21,166	24,340	80,995	*	77,821	*
Monte Rosa Opportunities SICAV-SIF(27)	1,225,935	1.1%	253,999	292,098	971,936	*	933,837	*
NB PEP Holdings Limited(28)	612,967	*	127,000	146,050	485,967	*	466,917	*
Neuman, Charles M.(29)	230,836	*	50,871	58,502	179,965	*	172,334	*
Neuman, Randal S.(30)	403,963	*	89,024	102,377	314,939	*	301,586	*
Neuman 2015 Family Trust(31)	173,127	*	38,153	43,876	134,974	*	129,251	*
Partners Group U.S. Private Equity 2011, L.P., Inc.(32)	1,021,613	*	225,139	258,909	796,474	*	762,704	*
Rodi, Kenneth A.(33)	215,580	*	32,657	37,556	182,923	*	178,024	*
Soucy, Benjamin(34)	140,400	*	30,941	35,582	109,459	*	104,818	*
Xyris Inc.(35)	204,322	*	45,028	51,782	159,294	*	152,540	*

			Shares to be Sold in this Offering		After this Offering
					Common Stock Beneficially Owned Assuming Underwriters' Option to Purchase Additional Shares is not Exercised		Common Stock Beneficially Owned Assuming Underwriters' Option to Purchase Additional Shares is Exercised in Full
Assuming Underwriters' Option to Purchase Additional Shares is Exercised in Full
	Prior to this Offering		Assuming Underwriters' Option to Purchase Additional Shares is not Exercised
Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage	Number	Number	Number	Percentage	Number	Percentage
All other selling stockholders as a group holding less than 1% of outstanding shares in aggregate(6)(36)	1,105,313	*	221,823	255,100	857,326	*	821,673	*

*
Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
Represents shares of our common stock held of record by AEA EWT Holdings LP ("AEA EWT Holdings"), whose general partner is AEA EWT Holdings GP LLC ("AEA EWT Holdings GP"). The managing member of AEA EWT Holdings GP is AEA Investors Fund V LP and its other members are (i) AEA Investors Participant Fund V LP, (ii) AEA Investors QP Participant Fund V LP, (iii) AEA Investors Fund V-A LP and (iv) AEA Investors Fund V-B LP (AEA Investors Fund V LP and the entities named in clauses (i) through (iv), collectively, the "AEA Funds"). The AEA Funds are also limited partners of AEA EWT Holdings. The general partner of each of AEA Investors Participant Fund V LP and AEA Investors QP Participant Fund V LP is AEA Investors PF V LLC, whose sole member is AEA Investors LP. The general partner of each of AEA Investors Fund V LP, AEA Investors Fund V-A LP and AEA Investors Fund V-B LP is AEA Investors Partners V LP, whose general partner is AEA Management (Cayman) Ltd. Each of AEA EWT Holdings GP, the AEA Funds, AEA Investors PF V LLC, AEA Investors Partners V LP, AEA Investors LP and AEA Management (Cayman) Ltd. may be deemed to share beneficial ownership of the shares of our common stock held of record by AEA EWT Holdings, but each disclaims beneficial ownership of such shares. John L. Garcia, the Chairman and Chief Executive Officer of AEA Investors LP and the sole stockholder and director of AEA Management (Cayman) Ltd., may also be deemed to share beneficial ownership of the shares of our common stock held of record by AEA EWT Holdings, but Dr. Garcia disclaims beneficial ownership of such shares. The shares of our common stock held of record by AEA EWT Holdings reflected in the table above after completion of this offering do not include 25,741,757 shares (or 24,702,844 shares if the underwriters exercise in full their option to purchase additional shares) of our common stock owned by certain of our existing stockholders that have agreed to vote all of their shares to elect one individual to our board of directors that has been nominated by AEA (so long as AEA holds an aggregate of at least 10% of our outstanding common stock) pursuant to the Stockholders' Agreement or irrevocable voting proxies. AEA EWT Holdings may be deemed to have or share voting control with respect to the shares of our common stock owned by these stockholders, but AEA EWT Holdings disclaims beneficial ownership of such shares. For a description of our relationship with AEA, please see "Certain Relationships and Related Party Transactions—Stockholders' Agreement."

The address for each of AEA EWT Holdings, AEA EWT Holdings GP, AEA Investors Participant Fund V LP, AEA Investors QP Participant Fund V LP, AEA Investors PF V LLC, AEA Investors LP and Dr. Garcia is c/o AEA Investors LP, 666 Fifth Avenue, 36th Floor, New York, New York 10103. The address for each of AEA Investors Fund V LP, AEA Investors Fund V-A LP, AEA Investors Fund V-B LP, AEA Investors Partners V LP and AEA Management (Cayman) Ltd. is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(2)
Jim Pittman is Director, President and chair of bcIMC Private Placement (2013) Investment Corporation. David Woodward and Julian Remedios are Vice Presidents of bcIMC Private Placement (2013) Investment Corporation. Patricia Bood is Secretary of bcIMC Private Placement (2013) Investment Corporation. Britta Wagner is Assistant Secretary of bcIMC Private Placement (2013) Investment Corporation. In such capacities, Messrs. Pittman, Woodward and Remedios and Mss. Bood and Wagner may be deemed to have voting and dispositive power over the shares of our common stock held by bcIMC Private Placement (2013) Investment Corporation. Each of Messrs. Pittman, Woodward and Remedios and Mss. Bood and Wagner disclaim beneficial ownership of these shares. The address for bcIMC Private Placement (2013) Investment Corporation and Messrs. Pittman, Woodward and Remedios and Mss. Bood and Wagner is 750 Pandora Avenue, Victoria, British Columbia 78W OE4, Canada.

(3)
Havelock Fund Investments Pte Ltd is a wholly-owned subsidiary of Fullerton Fund Investments Pte Ltd, which is a wholly-owned subsidiary of Temasek Holdings (Private) Limited. Temasek Holdings (Private) Limited, Fullerton Fund Investments Pte Ltd and Havelock Fund Investments Pte Ltd have shared voting and dispositive power over the shares held by Havelock Fund Investments Pte Ltd. The address of these entities is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(4)
Pierre-Alain Wavre has voting and investment control over the shares of common stock held by Pictet Private Equity Investors SA, but disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(5)
Shares beneficially owned prior to this offering include 1,899,838 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(6)
Immediately prior to the pricing of this offering, certain of the selling stockholders net exercised a portion of their vested options, and the net number of shares of common stock issued upon such exercise of options will be sold in this offering. The amounts and percentages of shares of our common stock reflected in the table above after completion of this offering give effect to such net exercise in connection with this offering, including the surrender of a number of shares of common stock (with such number of surrendered shares having a value equal to the aggregate exercise price of the option being exercised and the applicable tax withholding obligations) in connection with such net exercise by these selling stockholders, based on the last reported sale price of our common stock on the NYSE of $23.40 per share on March 13, 2018, the trading day before the date of exercise.

(7)
Shares beneficially owned prior to this offering include 631,852 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(8)
Shares beneficially owned prior to this offering include 171,180 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(9)
Shares beneficially owned prior to this offering include 116,065 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(10)
Shares beneficially owned prior to this offering include 67,393 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(11)
Shares beneficially owned prior to this offering include 89,903 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(12)
Shares beneficially owned prior to this offering include (i) 134,788 shares held indirectly through the Nick Bhambri Revocable Trust dated June 23rd, 2008 (of which Mr. Bhambri is the trustee) and (ii) 179,807 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(13)
Does not include 45,972,599 shares of our common stock held of record by AEA EWT Holdings. Mr. Cappeline is an operating partner of AEA, and Messrs. Hoesterey and Kumar are partners of AEA. Each of Messrs. Cappeline, Hoesterey and Kumar serves on our board of directors as a representative of AEA, but each disclaims beneficial ownership of the shares of our common stock held of record by AEA EWT Holdings.

(14)
Shares beneficially owned prior to this offering include 179,807 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(15)
H. Hiter Harris III and Edward Valentine may be deemed to have voting and dispositive power over the shares held by 2014 Water LLC. The address for each of Messrs. Harris and Valentine is 1001 Haxall Point, 9th Floor, Richmond, Virginia 23219.

(16)
Shares beneficially owned prior to this offering include 55,424 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(17)
Jim Pittman is Director, President and chair of bcIMC (WCBAF) Private Placement (2013) Investment Corporation. David Woodward and Julian Remedios are Vice Presidents of bcIMC (WCBAF) Private Placement (2013) Investment Corporation. Patricia Bood is Secretary of bcIMC (WCBAF) Private Placement (2013) Investment Corporation. Britta Wagner is Assistant Secretary of bcIMC (WCBAF) Private Placement (2013) Investment Corporation. In such capacities, Messrs. Pittman, Woodward and Remedios and Mss. Bood and Wagner may be deemed to have voting and dispositive power over the shares of our common stock held by bcIMC (WCBAF) Private Placement (2013) Investment Corporation. Each of Messrs. Pittman, Woodward and Remedios and Mss. Bood and Wagner disclaim beneficial ownership of these shares. The address for bcIMC (WCBAF) Private Placement (2013) Investment Corporation and Messrs. Pittman, Woodward and Remedios and Mss. Bood and Wagner is 750 Pandora Avenue, Victoria, British Columbia V8W OE4, Canada.

(18)
Shares beneficially owned prior to this offering include 44,318 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(19)
J. Taylor Crandall is Manager of FW RMB Nansemond Investors, LLC. In such capacity, Mr. Crandall may be deemed to have voting and dispositive power over the shares of our common stock held by FW RMB Nansemond

  Investors, LLC. Mr. Crandall disclaims beneficial ownership of these shares. The address for FW RMB Nansemond Investors, LLC and Mr. Crandall is 201 Main Street, Suite 3100, Fort Worth, Texas 76102.

(20)
Shares beneficially owned prior to this offering include 22,159 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(21)
Mike Kara, Pierre-Alain Wavre and Marc Wenda may be deemed to have voting and dispositive power over the shares held by Jungfrau SICAV-SIF. The address for each of Messrs. Kara, Wavre and Wenda is 15 Avenue J.F. Kennedy, L-1855 Luxembourg.

(22)
Shares beneficially owned prior to this offering include 554,141 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(23)
Bowei Lee and Christine Young may be deemed to have voting and dispositive power over the shares held by LCY Investments Corp. The address for each of Bowei Lee and Christine Young is 4F., No. 83, Sec. 4, Bade Rd., Songshan Dist. Taipei City 105, Taiwan.

(24)
Shares beneficially owned prior to this offering include 166,233 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(25)
Shares beneficially owned prior to this offering include 27,712 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(26)
Jens Hoellermann, Francesco Ilardi, Mike Kara, Rémy Obermann and Marc Wenda may be deemed to have voting and dispositive power over the shares held by Monte Rosa Funds SICAV-SIF. The address for each of Messrs. Hoellermannm Ilardi, Kara, Obermann and Wenda is 15 Avenue J.F. Kennedy, L-1855 Luxembourg.

(27)
Jens Hoellermann, Francesco Ilardi, Mike Kara, Rémy Obermann and Marc Wenda may be deemed to have voting and dispositive power over the shares held by Monte Rosa Opportunities SICAV-SIF. The address for each of Messrs. Hoellermannm Ilardi, Kara, Obermann and Wenda is 15 Avenue J.F. Kennedy, L-1855 Luxembourg.

(28)
Josh Miller, Langston Theis and Blake Rice may be deemed to have voting and dispositive power over the shares held by NB PEP Holdings Limited. Each of Messrs. Miller, Theis and Rice disclaim beneficial ownership of these shares. The address for each of Messrs. Miller, Theis and Rice is 325 N. Saint Paul St., Suite 4900, Dallas, Texas 75201.

(29)
Charles M. Neuman is currently a consultant to the Company. He also previously acted as a consultant to Neptune-Benson. His address is c/o Source Consulting, LLC N10467 Chief Kuno Trail, Fox Lake, Wisconsin 53933.

(30)
The address of Randal S. Neuman is W9684 Beaverland Parkway, Beaver Dam, Wisconsin 53916.

(31)
Nicholas S. Neuman is the Trustee of Neuman 2015 Family Trust. Mr. Neuman exercises voting and dispositive power over the shares held by Neuman Family Trust. The address for Neuman 2015 Family Trust is 123 N. Blount Street, Madison, Wisconsin 53703.

(32)
Partners Group Management X Limited is the General Partner of Partners Group U. S. Private Equity 2011, L.P., Inc. Susan Catherine Peer, Mark David Rowe, Daniel Francis Stopher and Dr. Michael Studer are the directors of Partners Group Management X Limited. In such capacities, Partners Group Management X Limited and each of Ms. Peer, Messrs. Rowe and Stopher and Dr. Studer may be deemed to have voting and dispositive power over the shares of our common stock held by Partners Group U. S. Private Equity 2011, L.P., Inc. The address for each of Partners Group Management X Limited, Ms. Peer, Messrs. Rowe and Stopher and Dr. Studer is Tudor House Le Bordage, St. Peter Port GY1 6BD, Guernsey.

(33)
Shares beneficially owned prior to this offering include 134,788 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(34)
Shares beneficially owned prior to this offering include 83,116 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after March 1, 2018.

(35)
Bowei Lee may be deemed to have voting and dispositive power over the shares held by Xyris Inc. The address for Bowei Lee is 4F., No. 83, Sec. 4, Bade Rd., Songshan Dist. Taipei City 105, Taiwan.

(36)
Represents shares held by all other selling stockholders not listed above who, in the aggregate, beneficially own less than 1% of our common stock outstanding prior to this offering, and shares beneficially owned prior to this offering include 514,864 shares of common stock issuable upon exercise of options held by certain of our employees that have vested or will vest within 60 days after March 1, 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a description of transactions since October 1, 2014 to which we were a party in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or amounts that would be paid or received, as applicable, in arms'-length transactions with unrelated third parties.

Management Agreement

        On January 7, 2014, we entered into a management agreement with AEA relating to the provision of its advisory and consulting services. The agreement required us to pay AEA an annual management fee of approximately $4.0 million per year following the Acquisition and continuing for as long as AEA, either directly or indirectly, owns any of our or our subsidiaries' equity. The annual management fee was payable in quarterly installments of approximately $1.0 million, in advance, on the first day of each calendar quarter. The agreement also required us to reimburse AEA for its reasonable out-of-pocket costs and expenses incurred in connection with the Acquisition, its provision of ongoing advisory and consulting services, monitoring its investment in us and developing, negotiating, performing or enforcing any agreements or documents relating to its investment in us. We incurred expenses, excluding advisory fees, of $2.0 million, $0.4 million and $0.3 million for the fiscal years ended September 30, 2015, 2016 and 2017, respectively. We believe that the agreement and the services mentioned above are or were on terms at least as favorable to us as we would expect to negotiate with unrelated third parties. In connection with our initial public offering, the agreement was terminated. While the agreement did not require us to pay AEA a termination fee, we were required to reimburse AEA for its reasonable out-of-pocket costs and expenses incurred in connection with our initial public offering.

        Pursuant to the agreement, we agreed to indemnify AEA against any claims or liabilities relating to or arising out of actions taken by AEA relating to the provision of its advisory and consulting services (under the terms of the agreement) or the operation of our business, except for claims or liabilities that are shown to have resulted from actions taken by AEA in bad faith, or due to AEA's gross negligence or willful misconduct. If for any reason (other than the bad faith, gross negligence or willful misconduct of AEA as provided above) the foregoing indemnity is unavailable to or insufficient to hold AEA harmless, then we will be required to contribute to any amount paid or payable by AEA as a result of such claims or liabilities in such proportion as is appropriate to reflect (i) the relative benefits received by us, on the one hand, and AEA, on the other hand, (ii) the relative fault of us and AEA and (iii) any relevant equitable considerations, subject to the limitation that in any event AEA's aggregate contribution to all claims and liabilities shall not exceed the amount of fees actually received by AEA under the agreement (notwithstanding a finding of bad faith, gross negligence or willful misconduct of AEA). Under the agreement, AEA did not have any liability to us in connection with the services it rendered pursuant to the agreement (notwithstanding a finding of bad faith, gross negligence or willful misconduct of AEA). Those indemnification provisions survive termination of the agreement.

Voting Trust Agreement

        Certain current and former employees, as well as certain other equity holders contributed their shares of our common stock to a voting trust (the "Voting Trust") pursuant to an amended and restated voting trust agreement, dated as of December 22, 2014 (the "Voting Trust Agreement"), in exchange for units in the Voting Trust. The Voting Trust was dissolved immediately prior to the consummation of our initial public offering and shares held by the trustee were returned to the holders that contributed them and are now subject to the provisions of the Stockholders' Agreement and the Registration Rights Agreement described below.

Transactions with Employees

        From time to time, we have previously facilitated the transfer of funds between employees and us in connection with employee stock purchases. As a result, we had been due $250,000 from one of our executive officers, which was repaid in full on January 31, 2017. No such amounts were outstanding as of September 30, 2017.

Stockholders' Agreement

        We, AEA, certain members of management and certain of our stockholders entered into the Stockholders' Agreement in connection with the Acquisition. The Stockholders' Agreement contains, among other things, certain restrictions on the ability of the parties thereto to freely transfer shares of our stock. In addition, pursuant to the Stockholders' Agreement, the parties thereto agree to vote their shares of our common stock on certain matters presented to the stockholders in the same manner that the board of directors and a majority of our stockholders vote on such matters. The foregoing transfer and voting provisions terminated upon completion of our initial public offering. However, following our initial public offering, and for so long as AEA holds an aggregate of at least 10% of our outstanding common stock, AEA will be entitled to nominate at least one individual for election to our board of directors, and our board of directors and nominating committee thereof will nominate and recommend to our stockholders that such individual be elected to our board of directors, and certain of our stockholders have agreed to vote all of their shares to elect such individual to our board of directors pursuant to the Stockholders' Agreement or voting proxies. In addition, for a period of two years following the closing of our initial public offering, so long as AEA holds an aggregate of at least 20% of our outstanding common stock, certain of these stockholders have also agreed to irrevocably appoint AEA as its proxy to vote all of their shares of our common stock with respect to the election of any member of our board of directors, and in the aggregate, AEA and these other stockholders beneficially own more than 50% of our outstanding common stock.

Debt

        AEA, through two of its affiliated funds, is one of the lenders under our term loan facility, and held loans thereunder of approximately $16.2 million at September 30, 2017.

Registration Rights Agreement

        The parties to the Stockholders' Agreement described above also entered into a registration rights agreement in connection with the Acquisition, which was amended and restated in connection with our initial public offering (as amended and restated, the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, upon the closing of this offering and subject to the terms of the lock-up agreement they have entered into with the representatives of the underwriters, holders of a total of 64,325,301 shares of our common stock as of March 1, 2018, will have the right to require us to register these shares under the Securities Act under specified circumstances or will have incidental registration rights as described below. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

Demand Registration Rights

        Subject to certain restrictions, at any time after 180 days following the effective date of the registration statement filed in connection with our initial public offering, or 120 days following the effective date of any subsequent registration statement that we file (other than registration statements on Forms S-4 or S-8), AEA may request that we register all or a portion of their common stock for sale under the Securities Act. We will effect the registration as requested in writing by AEA, unless in the good faith judgment of our board of directors, such registration would materially and adversely interfere with certain existing or potential material transactions or events involving the company and should be delayed. We are not obligated to file a registration statement pursuant to these demand provisions on more than five occasions on Form S-1; however, AEA is entitled to make an unlimited number of demands for registration on Form S-3 if and when we become eligible to use such form.

Piggyback Registration Rights

        In addition, if at any time we register any shares of our common stock (other than pursuant to registrations on Form S-4 or Form S-8), the holders of all shares having registration rights are entitled, subject to certain exceptions, to receive notice at least five business days prior to the filing of the registration statement, or, in the case of holders who are individuals, no more than five business days after such filing, and to include all or a portion of their common stock in the registration.

        In the event that any registration in which the holders of registrable shares participate pursuant to the registration rights agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited.

Other Provisions

        We will pay all registration and offering expenses, including, among other things, reasonable fees and disbursements of a single special counsel for AEA and of a single special counsel for all other selling stockholders, related to any demand or piggyback registration. The Registration Rights Agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify any selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them. A particular stockholder's shares shall no longer be considered registrable shares, to which demand and piggyback registration rights apply, (i) when such shares have been disposed of under an effective registration statement or (ii) when such stockholder can sell, or with respect to AEA, has sold, such shares under Rule 144 of the Securities Act. In addition, the parties to the Registration Rights Agreement have agreed to not sell any shares pursuant to Rule 144 of the Securities Act or in another private placement for a period of two years following the closing of our initial public offering, unless consented to by our board of directors or sold to certain permitted transferees. The Registration Rights Agreement does not provide for any cash penalties or other penalties associated with any delays in registering any shares.

Other Transactions with AEA

        In April 2016, we received a $6.9 million capital contribution from AEA that we used to fund the Neptune-Benson Acquisition. This contribution, in addition to the net proceeds from loans incurred in connection with an incremental amendment to the agreement governing our senior secured credit facilities in April 2016, was used to finance the Neptune-Benson Acquisition, the refinancing of certain then-existing indebtedness of Neptune-Benson and the payment of fees and expenses in connection with such transactions.

Policies and Procedures for Related Party Transactions

        Our board of directors has adopted a policy providing that the audit committee will review and approve or ratify transactions in excess of $120,000 of value in which we participate and in which a director, executive officer or beneficial holder of more than 5% of any class of our voting securities has or will have a direct or indirect material interest. Under this policy, the board of directors is to obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, the audit committee is to approve only those related party transactions that the audit committee believes are on their terms, taken as a whole, no less favorable to us than could be obtained in an arms'-length transaction with an unrelated third party and that the audit committee determines are not inconsistent with the best interests of the Company. In particular, our policy with respect to related party transactions will require our audit committee to consider the benefits to the Company, the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship, the availability of other sources for comparable products or services, the terms of the transaction and the terms available to unrelated third-parties or to employees generally. A "related party" is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons. All of the transactions described above were entered into prior to the adoption of this policy.

 DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which the board of directors may establish from time to time. As of March 1, 2018, there were 113,264,492 outstanding shares of common stock (excluding 7,927,003 shares of our common stock issuable upon exercise of outstanding stock options, after giving effect to the Net Exercise) and no outstanding shares of preferred stock. As of March 1, 2018, we had 321 stockholders of record.

        The following descriptions of our capital stock, amended and restated certificate of incorporation and amended and restated bylaws are intended as summaries only and are qualified in their entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement, of which this prospectus forms a part, and to the applicable provisions of the DGCL.

Common Stock

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election. There will be no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock will be able to elect all of the directors, and holders of less than a majority of such shares will be unable to elect any director. Holders of common stock are entitled to be paid ratably any dividends as may be declared by our board of directors (in its sole discretion), subject to any preferential dividend rights of outstanding preferred stock (if any).

        In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive ratably, in proportion to the number of shares held by them, the assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights (if any) of any outstanding preferred stock. Holders of our common stock have no preemptive or other rights to subscribe for additional shares. The shares of our outstanding common stock are not subject to further calls or assessments by us. There are no conversion or redemption rights or sinking fund provisions applicable to the shares of our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our preferred stock, if issued, would have priority over our common stock with respect to dividends and other distributions, including the distribution of our assets upon liquidation. To the extent permitted by law or by any stock exchange on which our common stock may be listed, our board of directors will have the authority, without further stockholder authorization, to issue from time to time shares of authorized preferred stock in one or more series and to fix the terms, powers (including voting powers), rights, preferences and variations and the restrictions and limitations thereof of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Limitations on Directors' Liability

        Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. In addition, in connection with our initial public offering, we entered into indemnification agreements with each of our directors which may, in certain cases, be broader than the specific indemnification provisions contained under Delaware law.

        In addition, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for:

  •
  any breach of his or her duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

  •
  the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

  •
  any transaction from which the director derived an improper personal benefit.

        This provision does not affect a director's liability under the federal securities laws.

        To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our amended and restated certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law that May Have an Anti-Takeover Effect

        Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Staggered Board; Removal of Directors

        Our amended and restated certificate of incorporation and our amended and restated bylaws divide our board of directors into three classes with staggered three-year terms. In addition, a director will be subject to removal by our stockholders only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of all of our then outstanding common stock. Any vacancy on our board of directors, including a vacancy resulting from an increase in the number of directors, will be filled by vote of a majority of our directors then in office (subject to the rights of holders of any series of preferred stock or rights granted pursuant to the stockholders' agreement). Furthermore, our amended and restated certificate of incorporation provides that the total number of directors may be changed only by the resolution of our board of directors (subject to the rights of holders of any series of preferred stock to elect additional directors). The classification of our board of directors and the limitations on the removal of directors, changes to the total number of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our Company.

Stockholder Action by Written Consent; Special Meetings

        Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board or our board of directors.

Advance Notice Requirements for Stockholder Proposals

        Our amended and restated bylaws establishes an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Section 203 of the Delaware General Corporation Law

        While we have opted out of Section 203 of the DGCL, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder, unless:

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  prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) pursuant to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  at or subsequent to that time, the business combination is approved by our board of directors and authorized at an annual of special meeting of our stockholders, and not by written consent, by the affirmative vote of holders of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction provided for or through our Company resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who owns 15% or more of our outstanding voting stock and the affiliates and associates of such person. For purposes of this provision, "voting stock" means any class or series of stock entitled to vote generally in the election of directors.

        Under certain circumstances, this provision will make it more difficult for a person who qualifies as an "interested stockholder" to effect certain business combinations with our Company for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors in order to avoid the stockholder approval requirement if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

        Our amended and restated certificate of incorporation provides that certain affiliates of AEA, their respective affiliates and any of their direct or indirect designated transferees (other than in certain market transfers and gifts) and any group of which such persons are a party do not constitute "interested stockholders" for purposes of this provision.

Amendments to Our Bylaws

        The DGCL provides generally that the affirmative vote of a majority of the shares present at any meeting and entitled to vote on a matter is required to amend a corporation's bylaws, unless a corporation's bylaws requires a greater percentage. Our amended and restated bylaws may be amended or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding stock entitled to vote thereon, voting together as a single class.

Exclusive Forum

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers or employees, (iii) any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of claims to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers and may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

Corporate Opportunity

        Delaware law permits corporations to adopt provisions renouncing any expectancy in or right to be offered an opportunity to participate in certain transactions or matters that may be investment, corporate or business opportunities and that are presented to a corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, neither (1) AEA, any of its directors, principals, officers, employees or other representatives that may serve as our directors, officers or agents, and each of their affiliates (each, an "Excluded AEA Party") nor (2) any of our directors (other than any Excluded AEA Party) who are not Evoqua officers or employees, and each of their affiliates (each, an "Excluded Director"), shall have any duty refrain from (a) directly or indirectly engaging in any opportunity in which we, directly or indirectly, could have an interest or expectancy or (b) otherwise competing with us. Our amended and restated certificate of incorporation also renounces, to the fullest extent permitted by Delaware law, any interest or expectancy that we have in any opportunity in which any Excluded AEA Party engages, even if the opportunity is one in which we, directly or indirectly, could have had an interest or expectancy. To the fullest extent permitted by Delaware law, in the event that any Excluded AEA Party acquires knowledge of an opportunity that may be an opportunity for itself, himself or herself and for us, such party shall have no duty to communicate or present such opportunity to us and shall not be liable to us or any of our stockholders for breach of any fiduciary duty as our stockholder, director or officer solely for having pursued or acquired such opportunity or for offering or directing such opportunity to another person. Notwithstanding the foregoing, our amended and restated certificate of incorporation does not renounce any interest in any opportunity that is expressly offered to any Excluded Director solely in his or her capacity as one of our directors. To the fullest extent permitted by Delaware law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Stock Exchange Listing

        Our common stock is listed on the NYSE under the symbol "AQUA."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

        Our common stock has only been listed for public trading since November 2, 2017. Following the completion of this offering, approximately 57% of our common stock outstanding prior to the consummation of this offering will be subject to the contractual and legal restrictions on resale described below, however sales, or the perception of future sales, of a substantial number of shares of our common stock in the public market by us or our stockholders after this offering could materially adversely affect the prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

        As of March 1, 2018, there were 113,264,492 shares of our common stock outstanding. All of the shares of common stock sold in our initial public offering and in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than "affiliates," as that term is defined in Rule 144 under the Securities Act. Generally, the balance of our outstanding common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Common stock purchased by our affiliates will be "restricted securities" under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

        Upon the expiration of the lock-up agreements entered into in connection with our initial public offering, which expire 180 days from the date of the final prospectus for our initial public offering, and upon the expiration of the lock-up agreements described below, which expire 90 days after the date of this prospectus, and subject to the provisions of Rule 144 and the contractual restrictions described below, an additional 64,325,301 shares will be available for sale in the public market following this offering. The sale of these restricted securities is subject, in the case of shares held by affiliates, to the volume restrictions contained in those rules. The representatives of the underwriters of our initial public offering have waived certain of such initial public offering lock-up agreements to permit the filing of the registration statement of which this prospectus forms a part and have waived certain of the initial public offering lock-up agreements to permit the sale of our common stock in this offering by the selling stockholders (which include directors and officers of the Company).

Lock-up Agreements

        In connection with this offering, we, our directors and executive officers and the selling stockholders have entered into lock-up agreements described in "Underwriting," pursuant to which shares of our common stock outstanding after this offering will be restricted from immediate resale in accordance with the terms of such lock-up agreements without the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC. Under these agreements, subject to limited exceptions, neither we nor any of our directors or executive officers or these stockholders may dispose of, hedge or otherwise transfer the economic consequences of ownership of any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock, other than in connection with this offering. These restrictions will be in effect for a period of 90 days after the date of this prospectus. Certain transfers or dispositions can be made sooner, provided the transferee becomes bound to the terms of the lock-up.

Rule 144

        In general, under Rule 144 as in effect on the date of this prospectus, a person (or persons whose common stock is required to be aggregated), who is an affiliate, and who has beneficially owned our common stock for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

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  1% of the number of shares then outstanding, which will equal approximately 1.1 million shares immediately after consummation of this offering; or

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  the average weekly trading volume in our shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale.

        Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An "affiliate" is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

        Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least twelve months, would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their common stock, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

        In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of our initial public offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of our initial public offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.

Stock Plans

        In the future, we may, but undertake no obligation to, file a registration statement or statements on Form S-8 under the Securities Act covering shares of common stock reserved for issuance pursuant to all option grants made prior to this offering under the Stock Option Plan. In the event of such a filing, shares issued upon the exercise of stock options after the effective date of the applicable Form S-8 registration statement would be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

Registration Rights

        In connection with our initial public offering, we, AEA, certain members of management and certain of our stockholders entered into a second amended and restated registration rights agreement (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, some of our stockholders, under some circumstances, have the right to require us to register their shares for future sale. In addition, the parties to the Registration Rights Agreement, other than AEA, agreed to not sell any shares pursuant to Rule 144 of the Securities Act or in some other private placement for a period of two years following the closing of our initial public offering, unless consented to by our board of directors or sold to certain permitted transferees.

 MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

        The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that is being issued pursuant to this offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder's particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

        This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock.

        As used in this summary, the term "Non-U.S. Holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  an entity or arrangement treated as a partnership;

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  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust, if (1) a U.S. court is able to exercise primary supervision over the trust's administration and one or more "United States persons" (within the meaning of the Code) has the authority to control all of the trust's substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our common stock that are applicable to them.

        This summary does not address all U.S. federal income or estate tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, this summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

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  a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, accrual method taxpayer for U.S. federal income tax purposes required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such income being recognized on an applicable financial statement, controlled foreign corporation or passive foreign investment company;

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  a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

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  a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

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  a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, more than 5% of our outstanding common stock.

        In addition, this summary does not address any U.S. state or local, or non-U.S. tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including stockholders of a controlled foreign corporation or passive foreign investment company that hold our common stock.

        Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our common stock.

Distributions on Our Common Stock

        As discussed under "Dividend Policy" above, we do not intend to pay cash dividends on our common stock for the foreseeable future. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder's adjusted tax basis in its common stock and will reduce (but not below zero) such Non-U.S. Holder's adjusted tax basis in its common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in "—Sales or Other Dispositions of Our Common Stock." Distributions on our common stock that are treated as dividends, and that are not effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States, generally will be subject to withholding of U.S. federal income tax at a rate of 30%. A Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and such Non-U.S. Holder's jurisdiction of tax residence. In order to claim the benefit of an applicable income tax treaty, a Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock.

        Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will not be subject to the withholding of U.S. federal income tax discussed above if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. Instead, any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise). A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a "branch profits" tax at a 30% rate (or a lower rate if the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder's earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, subject to certain adjustments.

        The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

        The foregoing discussion is subject to the discussion below under "—Backup Withholding and Information Reporting" and "—FATCA Withholding."

Sales or Other Dispositions of Our Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding thereof) on any gain recognized on sales or other dispositions of our common stock unless:

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  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the "branch profits tax" described above may also apply;

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  the Non-U.S. Holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Holder is not considered a resident of the United States under the Code; or

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  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

        Generally, a corporation is a "United States real property holding corporation" if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is "regularly traded on an established securities market" (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

        The foregoing discussion is subject to the discussion below under "—Backup Withholding and Information Reporting" and "—FATCA Withholding."

Federal Estate Tax

        Our common stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

        Backup withholding (currently at a rate of 24%) will not apply to payments of dividends on our common stock to a Non-U.S. Holder, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the Non-U.S. Holder either provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption. However, the applicable withholding agent generally will be required to report to the IRS and to such Non-U.S. Holder payments of dividends on our common stock and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of a treaty or agreement.

        The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sale or disposition proceeds are paid to the Non-U.S. Holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sale or disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

        If a Non-U.S. Holder receives payments of the proceeds of sales or other dispositions of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person and the applicable withholding agent does not have actual knowledge or reason to know that such holder is a United States person, or otherwise qualifies for an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S.

Holder's U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

        The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as "FATCA") impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) the gross proceeds from the sale or other disposition after December 31, 2018 of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated March 14, 2018, the selling stockholders have agreed, severally and not jointly, to sell to the underwriters named below, for whom J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC are acting as representatives, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
J.P. Morgan Securities LLC	4,725,000
Credit Suisse Securities (USA) LLC	3,850,000
RBC Capital Markets, LLC	2,800,000
Citigroup Global Markets Inc.	1,225,000
Goldman Sachs & Co. LLC	1,225,000
Morgan Stanley & Co. LLC	875,000
Robert W. Baird & Co. Incorporated	700,000
Cowen and Company, LLC	525,000
Raymond James & Associates, Inc.	525,000
Stifel, Nicolaus & Company, Incorporated	525,000
Wells Fargo Securities, LLC	525,000

Total	17,500,000

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults on the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 2,625,000 additional shares from the selling stockholders at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $0.429 per share. After this offering, the representatives and underwriters may change the public offering price and concession. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The following table summarizes the compensation and estimated expenses the selling stockholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by the selling stockholders	$0.715	$0.715	$12,512,500.00	$14,389,375.00

        We estimate that our out-of-pocket expenses for this offering will be approximately $1.3 million. We have agreed to pay certain expenses incurred by the selling stockholders in connection with this offering, other than the underwriting discounts and commissions.

        In connection with this offering, we, our directors and executive officers and the selling stockholders have entered into lock-up agreements, pursuant to which shares of our common stock outstanding after this offering will be restricted from immediate resale in accordance with the terms of such lock-up agreements without the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC. Under these agreements, subject to limited exceptions, neither we nor any of our directors or executive officers or the selling stockholders may dispose of, hedge or otherwise transfer the economic consequences of ownership of any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock, other than in connection with this offering. These restrictions will be in effect for a period of 90 days after the date of this prospectus. Certain transfers or dispositions can be made sooner, provided the transferee becomes bound to the terms of the lock-up.

        We and the selling stockholders have agreed, severally and not jointly, to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        Our shares of common stock are listed on the NYSE, under the symbol "AQUA."

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  •
  In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. These investment recommendations/and or research and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, under our senior secured credit facilities, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, RBC Capital Markets, LLC and/or certain of their respective affiliates act as agents, lenders and joint lead arrangers and joint bookrunners.

Notice to Canadian Residents

  Resale Restrictions

        The distribution of our common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of our common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

  Representations of Canadian Purchasers

        By purchasing our common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase our common stock without the benefit of a prospectus qualified under those securities laws as it is an "accredited investor" as defined under National Instrument 45-106—Prospectus Exemptions,

  •
  the purchaser is a "permitted client" as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

  •
  where required by law, the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

  Conflicts of Interest

        Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

  Statutory Rights of Action

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

  Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

  Taxation and Eligibility for Investment

        Canadian purchasers of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and about the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in the United Kingdom

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that

Relevant Member State it has not made and will not make an offer of common stock which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

  •
  to any legal entity which is a "qualified investor" as defined in the Prospectus Directive;

  •
  to fewer than 150 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive), per Relevant Member State, subject to obtaining the prior consent of the underwriters; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of common stock to the public" in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in Hong Kong

        The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

  (e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Switzerland

        This document is not intended to constitute an offer or solicitation to purchase or invest in the securities described herein. The securities may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the securities have been or will be filed with or approved by any Swiss regulatory authority. The securities are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the securities will not benefit from protection or supervision by such authority.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us and the selling stockholders by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP owns an indirect interest in less than 1% of our common stock through limited partnership interests in funds associated with AEA. Legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Evoqua Water Technologies Corp. appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

        We "incorporate by reference" certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering modified or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

  •
  our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed with the SEC on December 4, 2017;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2017, filed with the SEC on February 7, 2018; and

  •
  our Current Reports on Form 8-K, filed with the SEC on December 20, 2017, January 9, 2018 and March 12, 2018.

        We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Evoqua Water Technologies Corp.
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(724) 772-0044

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. As allowed by SEC rules, this prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you should refer to the registration statement, including all amendments, supplements, schedules and exhibits thereto.

        Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

        We are subject to the information and reporting requirements of the Securities Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information we file with or furnish to the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You can review the registration statement, as well as our future SEC filings, by accessing the SEC's website at www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

Evoqua Water Technologies Corp.
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(724) 772-0044

17,500,000 Shares

Evoqua Water Technologies Corp.

Common Stock

J.P. Morgan
Credit Suisse
RBC Capital Markets
Citigroup
Goldman Sachs & Co. LLC
Morgan Stanley
Baird
Cowen
Raymond James
Stifel
Wells Fargo Securities